                                                                       EXHIBIT 2


================================================================================






                          AGREEMENT AND PLAN OF MERGER


                                 BY AND BETWEEN


                              NORWEST CORPORATION

                            NORWEST SUB CORPORATION

                                      AND

                           VICTORIA BANKSHARES, INC.




                               November 12, 1995

                               TABLE OF CONTENTS

                                   ARTICLE I
                                   THE MERGER

                                                                                                                       PAGE
                                                                                                                       ----
1.1      The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
1.2      Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
1.3      Certain Effects of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
1.4      Articles of Incorporation and Bylaws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
1.5      Directors and Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
1.6      Conversion of Shares; Fractional Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
1.7      Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
1.8      Exchange of Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

                                                        ARTICLE II
                                        REPRESENTATIONS AND WARRANTIES OF VICTORIA

2.1      Organization and Qualification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
2.2      Victoria Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
2.3      Authority Relative to the Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
2.4      No Approvals or Notices Required; No Conflict  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
2.5      Regulatory Reports and Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
2.6      SEC Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
2.7      Commitments and Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
2.8      Victoria Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
2.9      Proxy Statement and Other Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
2.10     Absence of Certain Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
2.11     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
2.12     Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
2.13     Employee Benefit Plan Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
2.14     Environmental Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
2.15     Properties and Leases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
2.16     Certain Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
2.17     Compliance with Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
2.18     No Defaults  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
2.19     Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
2.20     [This Section intentionally left blank]  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
2.21     Section 368 Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

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
                                                                                                                       Page
                                                                                                                       ----
2.22     Administration of Trust Accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
2.23     Material Interests of Certain Persons  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

                                                    ARTICLE III
                                     REPRESENTATIONS AND WARRANTIES OF NORWEST

3.1      Organization and Qualification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
3.2      Norwest Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
3.3      Authority Relative to the Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
3.4      No Approvals or Notices Required; No Conflict  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
3.5      Regulatory Reports and Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
3.6      SEC Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
3.7      Material Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
3.8      Norwest Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
3.9      Registration Statement and Other Filings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
3.10     Absence of Certain Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
3.11     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
3.12     Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
3.13     Employee Benefit Plan Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
3.14     Environmental Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
3.15     Properties and Leases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
3.16     Certain Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
3.17     Compliance with Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
3.18     No Defaults  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
3.19     Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

                                                    ARTICLE IV
                                               COVENANTS OF VICTORIA

4.1      Conduct of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
4.2      Exchange Act Filings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
4.3      No Shopping  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
4.4      Affiliates' Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
4.5      Directors' and Officers' Liability...
4.6      Pension and Welfare Benefit Plans...
4.7      Environmental Assessments...
4.8      Title and Survey Work...
4.9      Accruals and Reserves...

                                                        ARTICLE V
                                                  COVENANTS OF NORWEST

                                                                                                                       Page
5.1      Conduct of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
5.2      Exchange Act Filings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
5.3      Reservation and Listing of Norwest Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
5.4      Statutory Underwriters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
5.5      Newco...

                                                        ARTICLE VI
                                                  ADDITIONAL AGREEMENTS

6.1      Access to Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
6.2      Proxy Statement and Registration Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
6.3      Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
6.4      Meetings of Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
6.5      Filings; Consents; Reasonable Efforts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
6.6      Notification of Certain Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
6.7      Agreement to Defend  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
6.8      Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
6.9      Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
6.10     Public Announcement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
6.11     Indemnification; Directors' and Officers' Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
6.12     Shareholder Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

                                                       ARTICLE VII
                                         CONDITIONS TO CONSUMMATION OF THE MERGER

7.1      Conditions to the Obligations of Each Party to Effect the Merger . . . . . . . . . . . . . . . . . . . . . .  25
7.2      Conditions to the Obligations of Norwest and Newco to Effect the Merger  . . . . . . . . . . . . . . . . . .  26
7.3      Conditions to the Obligations of Victoria to Effect the Merger . . . . . . . . . . . . . . . . . . . . . . .  27

                                                      ARTICLE VIII
                                 TERMINATION; AMENDMENT; WAIVER; EXTENSION; NONSURVIVAL

8.1      Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
8.2      Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
8.3      Amendment and Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
8.4      Extension  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
8.5      Nonsurvival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

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
                                                    ARTICLE IX
                                                      GENERAL

                                                                                                                       Page
                                                                                                                       ----
9.1      Entire Agreement; Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
9.2      Enforcement of the Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
9.3      Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
9.4      Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
9.5      Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
9.6      Descriptive Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
9.7      No Third Party Beneficiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
9.8      Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
9.9      Incorporation by References  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31



Schedule 1.5     Surviving Corporation Directors and Officers
Schedule 2.1     Victoria Subsidiaries
Schedule 2.4     Victoria Required Approvals or Notices and Conflicts
Schedule 2.7     Commitments and Contracts
Schedule 2.11    Litigation
Schedule 2.13    Victoria Employee Benefit Plan Matters
Schedule 2.16    Victoria Certain Fees
Schedule 2.20    Victoria Severance Payments
Schedule 2.23    Material Interests of Certain Persons
Schedule 3.1     Norwest Subsidiaries
Schedule 3.4     Norwest Required Approvals or Notices and Conflicts
Schedule 3.7     Material Contracts
Schedule 3.12    Tax Matters
Schedule 3.13    Norwest Employee Benefit Plan Matters
Schedule 6.12    Shareholder Agreements

Exhibit A                 Exchange Agent Agreement
Exhibit B                 Pooling Transfer Restrictions Agreement
Exhibit C                 Index Group
Exhibit D                 Shareholder Agreement

                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is dated as of November 12, 1995 by and among Norwest Corporation, a Delaware corporation ("Norwest"), Norwest Sub Corporation, a Texas corporation to be formed after the date hereof as a wholly-owned subsidiary of Norwest ("Newco"), and Victoria Bankshares , Inc., a Texas corporation ("Victoria").

         WHEREAS, Norwest desires to affiliate with Victoria, and Victoria desires to affiliate with Norwest in the manner provided in this Agreement;

         WHEREAS, Norwest and Victoria believe that the Merger (hereinafter defined) of Newco with and into Victoria in the manner provided by, and subject to the terms and conditions set forth in, this Agreement and all exhibits, schedules and supplements hereto is desirable and in the best interests of their respective institutions and shareholders;

         WHEREAS, Norwest and Victoria intend that the Merger shall qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and shall be recorded for accounting purposes as a pooling of interests; and

         WHEREAS, the respective Boards of Directors of Norwest and Victoria have approved this Agreement and the proposed transactions substantially on the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I
                                   THE MERGER

         1.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the Texas Business Corporation Act (the "TBCA"), Newco shall be merged with and into Victoria (the "Merger") as soon as practicable following the satisfaction or waiver, if permissible, of the conditions set forth in Article VII hereof. Following the Merger, Victoria shall continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of Newco shall cease.

         1.2 Effective Time. The Merger shall be consummated by the filing with the Texas Secretary of State of Articles of Merger, in the form required by and executed in accordance with the relevant provisions of the TBCA, and by the issuance of a Certificate of Merger by the Texas Secretary of State. The date of such issuance and filing or such other time and date as may be specified in such Articles and Certificate of Merger shall be the "Effective Time."

         1.3 Certain Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the TBCA.

         1.4 Articles of Incorporation and Bylaws. The Articles of Incorporation and the Bylaws of Victoria, in each case as in effect at the Effective Time, shall be the Articles of Incorporation and Bylaws of the Surviving Corporation.

         1.5 Directors and Officers. The directors and officers of Newco at the Effective Time shall be the directors and officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

         1.6 Conversion of Shares; Fractional Shares. (a) Each share of Victoria's common stock, par value $1.00 per share ("Victoria Common Stock"), issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive the consideration payable as set forth below (the "Merger Consideration") to the holder of record thereof, without interest thereon, upon surrender of the certificates representing such shares of Victoria Common Stock (collectively, the "Shares"). For the purposes of determining the number of Shares issued and outstanding, the number of Shares issued and outstanding shall be increased by the number and class of Shares that may be acquired upon exercise of any option entitling the holder thereof to acquire Shares which is in effect or outstanding prior to the Effective Time; provided, however, that the number of Shares issued and outstanding shall in no event exceed 8,516,843.

         (b) The aggregate number of shares of Norwest Common Stock payable as Merger Consideration shall be a number equal to the Shares times the Exchange Ratio (hereinafter defined). Each holder of Victoria Common Stock shall receive for each share of Victoria Common Stock held immediately prior to the Effective Time a number of shares of Norwest's common stock, par value $1-2/3 per share ("Norwest Common Stock"), equal to the Exchange Ratio. The "Exchange Ratio" shall equal 1.05; provided, however, that if, between the date hereof and the Effective Time, shares of Norwest Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, stock split, reverse stock split, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period (a "Common Stock Adjustment"), then the Exchange Ratio will be appropriately and proportionately adjusted so that the number of shares of Norwest Common Stock into which a share of Victoria Common Stock shall be converted will equal the number of shares of Norwest Common Stock which holders of shares of Victoria Common Stock would have received pursuant to such Common Stock Adjustment had the record date therefor been immediately following the Effective Time. If, during such period, a dividend, other than a dividend described in the previous sentence and other than a regular quarterly cash dividend, shall be declared on Norwest Common Stock with a record date within such period, or any other increase in the number of outstanding shares of Norwest Common Stock effected for no consideration, then the Exchange Ratio will be appropriately and proportionately adjusted to the extent necessary to prevent dilution of the interests of the Victoria shareholders.

         (c) Norwest will not issue any certificates (or scrip certificates) for any fractional shares of Norwest Common Stock otherwise issuable pursuant to the Merger. In lieu of issuing such fractional shares, Norwest shall pay cash to any holder of Shares otherwise entitled to receive such fractional share. Such cash payment shall be based on the average closing price per share for Norwest Common Stock as reported by the consolidated tape of the New York Stock Exchange over a five trading day period ending on the trading day immediately preceding the date of the meeting of shareholders required by Section 6.4 (the "Shareholder Meeting Date").

         1.7 Closing. Upon the terms and subject to the conditions hereof, as soon as practicable after the vote of the shareholders of Victoria in favor of the approval and adoption of this Agreement and the satisfaction or waiver, if permissible, of the conditions set forth in Article VII, the parties hereto shall execute and deliver the Articles of Merger as described in Section 1.2, and the parties hereto shall take all such other and further actions as may be required by law to make the Merger effective. Prior to the filing referred to in this Section, a closing (the "Closing") will be held at a mutually agreeable location in Minneapolis, Minnesota (or such other place as the parties may agree) for the purpose of confirming all of the foregoing. The date of such Closing is referred to herein as the "Closing Date."

         1.8 Exchange of Shares. (a) Norwest shall enter into an exchange agent agreement with Norwest Bank Minnesota, National Association (the "Exchange Agent") in substantially the form attached hereto as Exhibit A (the "Exchange Agent Agreement") at or immediately prior to the Effective Time.

         (b) Promptly after the Effective Time, the Exchange Agent shall mail to each record holder of an outstanding certificate or certificates which as of the Effective Time represented Shares (the "Certificates"), a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such

Certificate shall be entitled to receive in exchange therefor Norwest Common Stock and the cash in lieu of fractional shares, if any, in the amounts provided in Section 1.6, and such Certificate shall forthwith be canceled. Norwest shall provide the Exchange Agent with certificates for Norwest Common Stock and an aggregate amount of cash sufficient for the payment of cash in lieu of fractional shares, as requested by the Exchange Agent, in the amounts provided in Section 1.6. No dividend will be disbursed with respect to the shares of Norwest Common Stock until the holder's Shares are surrendered in exchange therefor. If payment or delivery of Norwest Common Stock is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment and delivery of Norwest Common Stock to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section, each Certificate shall represent for all purposes the right to receive the Merger Consideration without any interest thereon.

         (c) Each share of Newco's common stock, par value $1.00 per share ("Newco Common Stock"), shall be converted into one share of the Surviving Corporation's common stock, par value $1.00 per share ("Surviving Corporation Common Stock"). Immediately after such conversion, no shares of Newco Common Stock shall be outstanding and Norwest shall be the sole holder of Surviving Corporation Common Stock.

         (d) After the Effective Time, the stock transfer ledger of Victoria shall be closed and there shall be no transfers on the stock transfer books of Victoria of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be promptly presented to the Exchange Agent and exchanged as provided in this Article.

                                   ARTICLE II
                   REPRESENTATIONS AND WARRANTIES OF VICTORIA

         Victoria hereby makes the representations and warranties set forth in this Article to Norwest and Newco.

         2.1 Organization and Qualification. Victoria and each of its subsidiaries (collectively, the "Victoria Subsidiaries") is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is chartered or organized, or is a state bank, duly organized and in good standing under the laws of the jurisdiction in which it is chartered or organized, and Victoria is a bank holding company under the Bank Holding

Company Act of 1956, as amended (the "BHCA"), and in good standing under all laws, rules and regulations applicable to bank holding companies. Each of Victoria and the Victoria Subsidiaries has all requisite power and authority and all necessary governmental authorizations to conduct its business as now conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Agreement, except in the case of governmental authorizations where the failure to have such authorizations would not have a material adverse effect on the financial condition, results of operations or business of Victoria and the Victoria Subsidiaries taken as a whole. Victoria and each of the Victoria Subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be duly qualified would not, either individually or in the aggregate, have a material adverse effect on the financial condition, results of operations or business of Victoria and the Victoria Subsidiaries, taken as a whole. Victoria has heretofore delivered to Norwest true and complete copies of the Articles of Incorporation and Bylaws of Victoria and the Victoria Subsidiaries as in existence on the date hereof. Schedule 2.1 sets forth each of the Victoria Subsidiaries, the respective form of entity and the respective jurisdiction of incorporation or organization. Except as set forth on Schedule 2.1, Victoria does not own beneficially, directly or indirectly, more than 5% of any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization except in each case in a fiduciary capacity in the course of its trust operations, and is not, directly or indirectly, a partner in any partnership or party to any joint venture.

         2.2 Victoria Capitalization. As of the date hereof, the authorized capital stock of Victoria consists solely of 35,000,000 shares of Victoria Common Stock and 1,000,000 shares of preferred stock, par value $1.00 per share (the "Victoria Preferred Stock"). As of September 30, 1995, there were issued and outstanding 8,274,640 shares of Victoria Common Stock and no shares of Victoria Preferred Stock. No shares of either Victoria Common Stock or Victoria Preferred Stock were held as treasury shares as of September 30, 1995. A total of 300,000 shares of Victoria Common Stock has been reserved for issuance pursuant to the stock option plans described in this Section. All issued shares of Victoria Common Stock are validly issued, fully paid and nonassessable and no holder thereof is entitled to preemptive rights. As of the date hereof, there are outstanding options (the "Victoria Options") to purchase an aggregate of 242,203 shares of Victoria Common Stock under Victoria's 1991 Stock Option Plan. The maximum number of shares of Victoria Common Stock (assuming for this purpose that phantom shares and other share-equivalents constitute Victoria Common Stock) that would be outstanding as of the Effective Time if all options, warrants, conversion rights and other rights with respect thereto were exercised is 8,516,843. Victoria is not a party to, and is not aware of, any voting agreement, voting trust or similar agreement or arrangement relating to any class or series of its capital stock or any arrangement providing for registration rights with respect to any capital stock or other securities of Victoria. All outstanding shares of capital stock of the Victoria Subsidiaries are owned by Victoria or a wholly-owned subsidiary of Victoria, free and clear of all liens, charges, encumbrances, adverse claims and options of any nature. Other than as set forth in this Section, there are not now, and at the Effective Time there will not be, any (i) shares of capital stock or other equity securities of Victoria outstanding (other than Victoria Common Stock issued pursuant to the exercise of Victoria Options as described herein) or (ii) outstanding options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any class of capital stock of Victoria, or contracts, understandings or arrangements to which Victoria is a party, or by which it is or may be bound, to issue additional shares of its capital stock or options, warrants, scrip or rights to subscribe for, or securities or rights convertible into or exchangeable for, any additional shares of its capital stock. Since September 30, 1995, no shares of Victoria capital stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by Victoria or any Victoria Subsidiary and, except as permitted by Section 4.1(b) no dividends or other distributions have been declared, set aside, made or paid to the shareholders of Victoria.

         2.3 Authority Relative to the Agreement. Victoria has full corporate power and authority to execute and deliver this Agreement and, except for the approval by Victoria's shareholders, no further corporate proceedings on the part of Victoria are necessary, to consummate the transactions contemplated hereby, which have been duly and validly authorized by its Board of Directors. This Agreement has been duly executed and delivered by Victoria and is a duly authorized, valid, legally binding and enforceable obligation of Victoria in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and general equitable principles, and subject to such shareholder approvals and such approval of regulatory agencies and other governmental authorities having authority over Victoria or any of the Victoria Subsidiaries as may be required by statute or regulation. On or prior to the date hereof the Board of Directors of Victoria has determined to recommend approval of the Merger to the shareholders of Victoria and such determination is in effect as of the date hereof.

         2.4 No Approvals or Notices Required; No Conflict. Except as set forth on Schedule 2.4, neither the execution and delivery of this Agreement nor the performance by Victoria of its obligations hereunder, nor the consummation of the transactions contemplated hereby by Victoria, will (a) conflict with the Charter or Bylaws of Victoria or any of the Victoria Subsidiaries; (b) assuming satisfaction of the requirements set forth in clause (c) below, violate any provision of law applicable to Victoria or any of the Victoria Subsidiaries;
(c) except for (i) requirements of Federal and state securities law, (ii) requirements of Federal and state banking law, (iii) requirements of notice filings in such foreign jurisdictions as may be applicable, and (iv) the filing of Articles of Merger in accordance with the TBCA, require any consent or approval of, or filing with or notice to, any public body or authority, domestic or foreign, under any provision of law applicable to Victoria or any of the Victoria Subsidiaries; or (d) require any consent, approval or notice under, or violate, breach, be in conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the creation or imposition of any lien upon any properties, assets or business of Victoria or any of the Victoria Subsidiaries under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which Victoria or any of the Victoria Subsidiaries is a party or by which Victoria or any of the Victoria Subsidiaries or any of its or their assets or properties is bound or encumbered, except those that have already been given, obtained or filed, and except in any of the cases enumerated in clauses (b) through (d) above, those that, in the aggregate, would not have a material adverse effect on the financial condition, results of operations or business of Victoria and the Victoria Subsidiaries, taken as a whole.

         2.5 Regulatory Reports and Agreements. Since December 31, 1990, each of Victoria and the Victoria Subsidiaries has filed all applications, reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency or any state banking regulatory agency (collectively, the "Banking Regulators") or any other regulatory authority having jurisdiction over Victoria and the Victoria Subsidiaries. Neither Victoria nor any of the Victoria Subsidiaries is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, any Banking Regulator which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit policies or its management, nor has Victoria or any of the Victoria Subsidiaries been advised by any Banking Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such agreement, memorandum of understanding, commitment letter or similar undertaking, order, directive or extraordinary supervisory letter, or any such board resolutions.

         2.6 SEC Filings. Since December 31, 1990, each of Victoria and the Victoria Subsidiaries have filed all reports, registration statements and other filings, together with any amendments required to be made with respect thereto, that they have been required to file with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1993, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All reports, registration statements and other filings (including all notes, exhibits and schedules incorporated by reference therein) filed by Victoria with the SEC since December 31, 1990 through the date of this Agreement, together with any amendments thereto, are sometimes collectively referred to as the "Victoria SEC Filings." Victoria has heretofore delivered to Norwest copies of the Victoria SEC Filings.

         2.7 Commitments and Contracts. Except as set forth in Schedule 2.7, neither Victoria nor any Victoria Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

         (a) any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee or consultant (other than those which are terminable at will by Victoria or such Victoria Subsidiary) obligating Victoria to the payment of $25,000 or more individually; provided, however, that any such contracts or understandings not listed on Schedule 2.7 will exceed $250,000 in the aggregate;

         (b) in addition to the plans listed on Schedule 2.13(a), any plan, contract or understanding providing for any bonus, pension, option, deferred compensation, retirement payment, profit sharing or similar arrangement with respect to any present or former officer, director, employee or consultant obligating Victoria to the payment of $25,000 or more individually or $100,000 in the aggregate;

         (c)     any labor contract or agreement with any labor union;

         (d) any contract containing covenants which limit the ability of Victoria or any Victoria Subsidiary to compete in any line of business or which involve any restriction of the geographical area in which Victoria or any Victoria Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

         (e) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K;

         (f) any lease with annual rental payments by Victoria or any Victoria Subsidiary aggregating $75,000 or more;

         (g) any agreement or commitment with respect to the Community Reinvestment Act with any state or federal bank regulatory authority or any other party; or

         (h) any agreement, contract or understanding with any current or former director, officer, employee, consultant, or financial adviser providing for any rights of indemnification in favor of such person or entity constituting material obligations on the part of Victoria.

         2.8 Victoria Financial Statements. The consolidated statements of financial condition of Victoria and the Victoria Subsidiaries as of December 31, 1994 and 1993 and related consolidated statements of income, stockholders' equity and cash flows for the three years ended December 31, 1994, together with the notes thereto, certified by Arthur Andersen LLP and the unaudited consolidated balance sheets of Victoria and the Victoria Subsidiaries as of September 30, 1995 and the related unaudited consolidated statements of income and cash flows for the nine months ended September 30, 1995 included in the Victoria SEC Filings (collectively, the "Victoria Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except, in the case of any financial statements covering less than a fiscal year, for normal recurring adjustments), and present fairly the consolidated financial position of Victoria and the Victoria Subsidiaries at the dates stated therein and the consolidated results of operations, changes in financial position and cash flows of Victoria and the Victoria Subsidiaries for the periods stated therein.

         2.9 Proxy Statement and Other Filings. None of the information regarding Victoria and the Victoria Subsidiaries set forth in (a) the Proxy Statement (hereinafter defined), (b) the Registration Statement (hereinafter defined) and (c) any other documents to be filed with the SEC, the Banking Regulators or any other regulatory authority in connection with the transactions contemplated hereby will, at the respective times such documents are filed with the SEC, the Banking Regulators or any other regulatory authority and, in the case of the Proxy Statement, when mailed and, in the case of the Registration Statement, when it becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading and, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders referred to in
Section 6.4, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. All documents which Victoria and the Victoria Subsidiaries are responsible for filing with the SEC, the Banking Regulators or any other regulatory authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

         2.10 Absence of Certain Changes. Since December 31, 1994, except as contemplated by this Agreement or disclosed in the Victoria SEC Filings filed with the SEC since that date, Victoria and the Victoria Subsidiaries have conducted their business only in the ordinary and usual course, and there has not been any change in the financial condition, results of operations or business of Victoria or any Victoria Subsidiary which has had, or may resonably be expected to have, a material adverse effect on the financial condition, results of operation or business of Victoria and the Victoria Subsidiaries, taken as a whole.

         2.11    Litigation.  Victoria has made available to Norwest copies of
(i) all attorney responses to the request of the independent auditors for Victoria with respect to loss contingencies as of December 31, 1994 in connection with the Victoria financial statements included in the Victoria SEC Filings, and (ii) a written list of pending material legal and regulatory proceedings filed against Victoria or any Victoria Subsidiary since said date and before the date of this Agreement. There are no claims, actions, suits, investigations or proceedings pending or, to the knowledge of Victoria, threatened against or affecting Victoria or any of the Victoria Subsidiaries or any of their respective properties at law or in equity, or any of their respective employee benefit plans or fiduciaries of such plans, or before or by any federal, state, municipal or other governmental agency or authority, or before any arbitration board or panel, wherever located, that individually or in the aggregate if adversely determined would have, or may reasonably be expected to have, a material adverse effect on the financial condition, results of operations or business of Victoria and the Victoria Subsidiaries, taken as a whole.

         2.12    Tax Matters.   Each of Victoria and the Victoria Subsidiaries
has filed all federal and state, and all material county, local and foreign tax returns, including information returns, required to be filed by it, and paid all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of Victoria and the Victoria Subsidiaries for the fiscal year ended December 31, 1991, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except only as set forth on Schedule 2.11, (i) neither Victoria nor any Victoria Subsidiary is a party to any pending action or proceeding, nor is any such action or proceeding threatened to the knowledge of Victoria by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies and (ii) except as previously disclosed to Norwest, no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Victoria or any Victoria Subsidiary which has not been settled, resolved and fully satisfied. Each of Victoria and the Victoria Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties. The consolidated balance sheet as of September 30, 1995 referred to in Section 2.8, includes adequate provision for all accrued but unpaid federal, state, county, local and foreign taxes, interest, penalties, assessments or deficiencies of Victoria and the Victoria Subsidiaries with respect to all periods through the date thereof.

         2.13 Employee Benefit Plan Matters. (a) The only "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for which Victoria or any Victoria Subsidiary acts as the plan sponsor as defined in ERISA Section 3(16)(B), and with respect to which any liability under ERISA or otherwise exists or may be incurred by Victoria or any Victoria Subsidiary are those set forth on Schedule 2.13(a) (the "Plans"). No Plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA.

         (b) Each Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law. Except as set forth on Schedule 2.13(b), Victoria or the Victoria subsidiaries have received favorable determination letters from the Internal Revenue Service under the provisions of the Tax Equity and Fiscal Responsibility Act ("TEFRA"), the Deficit Reduction Act ("DEFRA") and the Retirement Equity Act ("REA") for each of the Plans to which the qualification requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), apply. To the knowledge of Victoria, each Plan which is subject to the qualification provisions of Section 401(a) of the Code is "qualified" within the meaning of
Section 401(a) of the Code and that each related trust is not exempt from taxation under Section 501(a) of the Code.

         (c) Except as set forth on Schedule 2.13 (c), the present value of all benefits vested and all benefits accrued under each Plan which is subject to Title IV of ERISA did not, in each case, as determined for purposes of reporting on Schedule B to the Annual Report on Form 5500 of each such Plan as of the end of the most recent Plan year exceed the value of the assets of the Plan allocable to such vested or accrued benefits.

         (d) Except as disclosed in Schedule 2.13(d), and to the knowledge of Victoria, no Plan or any trust created thereunder, nor any trustee, fiduciary or administrator thereof, has engaged in a "prohibited transaction", as such term is defined in Section 4975 of the Code or Section 406 of ERISA for which an exemption under Section 408 of ERISA or Section 4975 of the Code is inapplicable, or violated any of the fiduciary standards under Part 4 of Title I of ERISA which could subject, to the knowledge of Victoria, such Plan or trust, or any trustee, fiduciary or administrator thereof, or any party dealing with any such Plan or trust, to the tax or penalty on prohibited transactions imposed by said Section 4975 or would result in material liability to Victoria and the Victoria Subsidiaries, taken as a whole.

         (e) No Plan which is subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any "reportable events" as that term is defined in Section 4043 of ERISA, with respect to any Plan, other than those events which may result from the transactions contemplated by this Agreement.

         (f) No Plan or any trust created thereunder has incurred any "accumulated funding deficiency", as such term is defined in Section 412 of the Code (whether or not waived), during the last five Victoria Plan years which would result in a material liability to Victoria and the Victoria Subsidiaries taken as a whole.

         (g) Except as disclosed in Schedule 2.13(g), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby and thereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee or former employee of Victoria or any Victoria Subsidiary under any Plan or otherwise,
(ii) materially increase any benefits otherwise payable under any Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

         (h) Neither Victoria nor any Victoria Subsidiary has any obligation to provide welfare benefits to any of its former employees, except to the extent required by Section 4980B of the Code and Sections 601 through 608 of ERISA (collectively, "COBRA").

         2.14 Environmental Liability. There is no legal, administrative, or other proceeding, claim, or action of any nature seeking the imposition, or that could reasonably be expected to result in the imposition, on Victoria or any of the Victoria Subsidiaries of any liability arising from the release of hazardous substances under any local, state or federal environmental statute, regulation or ordinance, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or, to the knowledge of Victoria, threatened against Victoria or any of the Victoria Subsidiaries, the result of which has had or could reasonably be expected to have a material adverse effect on the financial condition, results of operations or business of Victoria and the Victoria Subsidiaries, taken as a whole; to the knowledge of Victoria, there is no reasonable basis for any such proceeding, claim or action; and, to the knowledge of Victoria, neither Victoria nor any of the Victoria Subsidiaries is subject to any order, judgment, or decree by or with any court or governmental authority imposing any such environmental liability.

         2.15 Properties and Leases. Except as may be reflected in the Victoria Financial Statements and except for any lien for current taxes not yet delinquent, Victoria or one of the Victoria Subsidiaries has good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in Victoria's most recent consolidated balance sheet included in the Victoria SEC Filings and all real and personal property acquired since the date of such consolidated balance sheet, except such real and personal property as has been disposed of in the ordinary course of business. All leases of real property and all other leases material to Victoria or any of the Victoria Subsidiaries pursuant to which Victoria or any of the Victoria Subsidiaries, as lessee, leases real or personal property, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any material existing default by Victoria or any of the Victoria Subsidiaries or any event which, with notice or lapse of time or both, would constitute such a material default. To the knowledge of Victoria, substantially all Victoria's and each Victoria Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

         2.16 Certain Fees. Except as set forth in Schedule 2.16, neither Victoria nor any of its officers, directors or employees, on behalf of Victoria or any of the Victoria Subsidiaries or its or their respective Boards of Directors (or any committee thereof), has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, brokerage or finders' fees or commissions in connection with the transactions contemplated hereby.

         2.17 Compliance with Law. Victoria and each of the Victoria Subsidiaries is in compliance with all applicable laws, judgments, orders, rules and regulations, domestic and foreign, except where failure to be in such compliance would not have a material adverse effect on the financial condition, results of operations or business of Victoria and the Victoria Subsidiaries, taken as a whole.

         2.18 No Defaults. Neither Victoria nor any of the Victoria Subsidiaries is in default, nor has any event occurred which, with the passage of time or the giving of notice or both, would constitute a default, in any material respect, under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect on the financial condition, results of operations or business of Victoria and the Victoria Subsidiaries, taken as a whole. To Victoria's knowledge, all parties with whom Victoria or any Victoria Subsidiary has material leases, agreements or contracts or who owe to Victoria or any Victoria Subsidiary material obligations other than with respect to those arising in the ordinary course of the banking business of the Victoria Subsidiaries are in compliance therewith in all material respects.

         2.19 Insurance. Victoria and each of the Victoria Subsidiaries is presently insured or self insured, and during each of the past five calendar years has been insured or self insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

         2.20    This section intentionally left blank.

         2.21    Section 368 Representations.  To the knowledge of Victoria:

         (a) There is no plan or intention by any Victoria shareholder who owns 5% or more of the total number of shares of Victoria Common Stock (a "5% Shareholder"), and there is no plan or intention by any of the remaining Victoria shareholders to sell or otherwise dispose of a number of shares of Norwest Common Stock received pursuant to the Merger that would (i) reduce the Victoria shareholders' holdings of Norwest Common Stock to a number of shares having a total fair market value at the Effective Time of less than 50% of the total fair market value of all of Victoria's capital stock outstanding immediately prior to the Effective Time or (ii) reduce the 5% Shareholders' holdings of Norwest Common Stock to a number of shares having a total fair market value at the Effective Time of less than 50% of the total fair market value of all Victoria's capital stock held by the 5% Shareholders immediately prior to the Effective Time. For purposes of this Section, shares of Victoria's capital stock sold, redeemed or otherwise disposed of prior or subsequent to and as a part of the overall transaction contemplated by the Merger will be considered to be capital stock of Victoria outstanding immediately prior to the Merger;

         (b) Norwest will not assume any debts or obligations of the holders of the Shares as part of the Merger;

         (c) There have not been any sales or redemptions of Victoria's capital stock in contemplation of the Merger;

         (d) The liabilities of Victoria assumed by Norwest as a part of the Merger and the liabilities to which the transferred assets of Victoria are subject were incurred by Victoria in the ordinary course of its business;

         (e) Victoria and its shareholders will pay their own expenses which are incurred in connection with the Merger;

         (f) Victoria has not disposed of any assets (either as a dividend or otherwise) constituting more than 10% of the fair market value of all of its assets (ignoring any liabilities) at any time either during the past twelve months or in contemplation of the Merger;

         (g) Victoria is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code; and

         (h) Victoria is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

         2.22 Administration of Trust Accounts. Victoria and each Victoria Subsidiary has properly administered in all respects material and which could reasonably be expected to be material to the financial condition of Victoria and the Victoria Subsidiaries taken as a whole all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither Victoria, any Victoria Subsidiary, nor any director, officer or employee of Victoria or any Victoria Subsidiary has committed breaches of trust with respect to such fiduciary accounts which are material to or could reasonably be expected to be material to the business, financial condition or results of operations of Victoria and the Victoria Subsidiaries taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

         2.23 Material Interests of Certain Persons. Except as set forth on Schedule 2.23, to the knowledge of Victoria no officer or director of Victoria or any Victoria Subsidiary, or any "associate" (as such term is defined in Rule l4a-1 under the Exchange Act) of any such officer or director, has any interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Victoria or any Victoria Subsidiary.

         Schedule 2.23 sets forth as of September 30, 1995 a correct and complete list of (i) any loan from Victoria to any present officer, director, employee or any associate of Victoria or any Victoria Subsidiary, or related interest of any such person, and (ii) any loan from any Victoria Subsidiary to any such person which was required under Regulation O of the Federal Reserve Board to be approved by or reported to Victoria's or such Victoria Subsidiary's Board of Directors.


                                  ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF NORWEST

         Norwest hereby makes the representations and warranties set forth in this Article to Victoria.

         3.1 Organization and Qualification. Norwest and each of its Significant Subsidiaries (as defined in Regulation S-X promulgated by the SEC) (individually a "Norwest Subsidiary" and collectively, the "Norwest Subsidiaries") is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is chartered or organized, or is a national bank, duly organized and in good standing under the laws of the jurisdiction in which it is chartered or organized, and Norwest is a bank holding company under the BHCA and in good standing under all laws, rules and regulations applicable to bank holding companies. Norwest Subsidiaries has all requisite power and authority and all necessary governmental authorizations to conduct its business as now conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Agreement, except where the failure to have such governmental authority would not have a material adverse effect on the financial condition, results of operations or business of Norwest and its subsidiaries taken as a whole. Norwest and each of the Norwest Subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be duly qualified does not and would not, either individually or in the aggregate, have a material adverse effect on the financial condition, results of operations or business of Norwest and its subsidiaries taken as a whole. Norwest has heretofore delivered to Victoria true and complete copies of Norwest's Certificate of Incorporation and Bylaws as in existence on the date hereof. Schedule 3.1 sets forth each of the Norwest Subsidiaries, the respective form of entity and the respective jurisdiction of incorporation or organization.

         3.2 Norwest Capitalization. The authorized capital stock of Norwest consists of (i) 5,000,000 shares of Preferred Stock, without par value, of which as of the close of business on September 30, 1995, 1,127,125 shares of 10.24% Cumulative Preferred Stock at $100 stated value, 980,000 shares of Cumulative Tracking Preferred Stock, 13,311 shares of ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, and 33,732 shares of 1995 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, were outstanding; (ii) 4,000,000 shares of Preference Stock, without par value, of which as of the close of business on September 30, 1995, no shares were outstanding; and (iii) 500,000,000 shares of Common Stock, $1-2/3 par value, of which as of the close of business on September 30, 1995, 339,434,003 shares were outstanding and 3,265,458 shares were held in the treasury. All of the outstanding shares of capital stock of Norwest have been duly and validly authorized and issued and are fully paid and nonassessable. The shares of Norwest Common Stock to be issued by Norwest to the shareholders of Victoria pursuant to this Agreement will, on such issuance and delivery to said shareholders pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of Norwest Common Stock to be delivered to the shareholders of Victoria pursuant to this Agreement are and will be free of any preemptive rights of the shareholders of Norwest.

         3.3 Authority Relative to the Agreement. Norwest has full corporate power and authority to execute and deliver this Agreement and no further corporate proceedings on the part of Norwest are necessary to consummate the transactions contemplated hereby, which have been duly and validly authorized by its Board of Directors. This Agreement has been duly executed and delivered by Norwest and is a duly authorized, valid, legally binding and enforceable obligation of Norwest in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and general equitable principles, and subject to such approval of regulatory agencies and other governmental authorities having authority over Norwest or any of the Norwest Subsidiaries as may be required by statute or regulation.

         3.4 No Approvals or Notices Required; No Conflict. Except as set forth on Schedule 3.4, neither the execution and delivery of this Agreement nor the performance by Norwest of its obligations hereunder, nor the consummation of the transactions contemplated hereby by Norwest, will (a) conflict with the Charter or Bylaws of Norwest or any of the Norwest Subsidiaries; (b) assuming satisfaction of the requirements set forth in clause (c) below, violate any provision of law applicable to Norwest or any of the Norwest Subsidiaries; (c) except for (i) requirements of Federal and state securities law, (ii) requirements of Federal and state banking law, (iii) requirements of notice filings in such foreign jurisdictions as may be applicable, and (iv) the filing of Articles of Merger in accordance with the TBCA, require any consent or approval of, or filing with or notice to, any public body or authority, domestic or foreign, under any provision of law applicable to Norwest or any of the Norwest Subsidiaries; or (d) require any consent, approval or notice under, or violate, breach, be in conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the creation or imposition of any lien upon any properties, assets or business of Norwest or any of the Norwest Subsidiaries under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which Norwest or any of the Norwest Subsidiaries is a party or by which Norwest or any of the Norwest Subsidiaries or any of its or their assets or properties is bound or encumbered, except those that have already been given, obtained or filed, and except in any of the cases enumerated in clauses (b) through (d) above, those that, in the aggregate, would not have a material adverse effect on the financial condition, results of operations or business of Norwest and the Norwest Subsidiaries, taken as a whole.

         3.5 Regulatory Reports and Agreements. Since December 31, 1990, each of Norwest and the Norwest Subsidiaries has filed all applications, reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Banking Regulators or any other regulatory authority having jurisdiction over Norwest and the Norwest Subsidiaries. Neither Norwest nor any of the Norwest Subsidiaries is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, any Banking Regulator which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit policies or its management, nor has Norwest or any of the Norwest Subsidiaries been advised by any Banking Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such agreement, memorandum of understanding, commitment letter or similar undertaking, order, directive or extraordinary supervisory letter, or any such board resolutions.

         3.6 SEC Filings. Since December 31, 1990, each of Norwest and the Norwest Subsidiaries have filed all reports, registration statements and other filings, together with any amendments required to be made with respect thereto, that they have been required to file with the SEC under the Securities Act and the Exchange Act. All reports, registration statements and other filings (including all notes, exhibits and schedules thereto and documents incorporated by reference therein) filed by Norwest with the SEC since December 31, 1990 through the date of this Agreement, together with any amendments thereto, are sometimes collectively referred to as the "Norwest SEC Filings. "Norwest has heretofore delivered to Victoria copies of Norwest's Form 10-K for the year ended December 31, 1994 and all of Norwest's Forms 10-Q filed with the SEC since December 31, 1994, through the date of this Agreement.

         3.7 Material Contracts. Except as set forth in Schedule 3.7, neither Norwest nor any Norwest Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

         (a)     any labor contract or agreement with any labor union;

         (b) any contract not made in the ordinary course of business containing covenants which materially limit the ability of Norwest or any Norwest Subsidiary to compete in any line of business or with any person or which involve any material restriction of the geographical area in which, or method by which, Norwest or any Norwest Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

         (c) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K.

As of the date hereof, none of the Norwest subsidiary banks located in the State of Texas has an unsatisfactory rating with respect to the Community Reinvestment Act.

         3.8 Norwest Financial Statements. The consolidated statements of financial condition of Norwest Subsidiaries as of December 31, 1994 and 1993 and related consolidated statements of income, stockholders' equity and cash flows for the three years ended December 31, 1994, together with the notes thereto, certified by KPMG Peat Marwick LLP and the unaudited consolidated balance sheets of Norwest and the Norwest Subsidiaries as of September 30, 1995 and the related unaudited consolidated statements of income and cash flows for the nine months ended September 30, 1995 included in the Norwest SEC Filings (collectively, the "Norwest Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except, in the case of any financial statements covering less than a fiscal year, for normal recurring adjustments), and present fairly the consolidated financial position of Norwest and the Norwest Subsidiaries at the dates stated therein and the consolidated results of operations, changes in financial position and cash flows of Norwest and the Norwest Subsidiaries for the periods stated therein.

         3.9 Registration Statement and Other Filings. None of the information regarding Norwest and the Norwest Subsidiaries supplied or to be supplied by Norwest for inclusion in (a) the Registration Statement, (b) the Proxy Statement, and (c) any other documents to be filed with the SEC, the Banking Regulators or any other regulatory authority in connection with the transactions contemplated hereby will, at the respective times such documents are filed with the SEC, the Banking Regulators or any other regulatory authority and, in the case of the Registration Statement, when it becomes effective and, in the case of the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading and, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders referred to in
Section 6.4, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. All documents which Norwest and the Norwest Subsidiaries are responsible for filing with the SEC, the Banking Regulators or any other regulatory authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

         3.10 Absence of Certain Changes. Since December 31, 1994, except as contemplated by this Agreement or disclosed in the Norwest SEC Filings filed with the SEC since that date, Norwest and the Norwest Subsidiaries have conducted their business only in the ordinary and usual course, and there has not been any change in the financial condition, results of operations or business of Norwest or any Norwest Subsidiary which has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Norwest and the Norwest Subsidiaries, taken as a whole.

         3.11 Litigation. There are no claims, actions, suits, investigations or proceedings pending or, to the knowledge of Norwest, threatened against or affecting Norwest or any of the Norwest Subsidiaries or any of their respective properties at law or in equity, or any of their respective employee benefit plans or fiduciaries of such plans, or before or by any federal, state, municipal or other governmental agency or authority, or before any arbitration board or panel, wherever located, that individually or in the aggregate if adversely determined would have, or may reasonably be expected to have, a material adverse effect on the financial condition, results of operations or business of Norwest and the Norwest Subsidiaries, taken as a whole.

         3.12 Tax Matters. Each of Norwest and the Norwest Subsidiaries has filed all material federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid or made adequate provision for the payment of all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of Norwest and the Norwest Subsidiaries for the fiscal year ended December 31, 1979, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except only as set forth on Schedule 3.12, (i) neither Norwest nor any Norwest Subsidiary is a party to any pending action or proceeding, nor to Norwest's knowledge is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies which could reasonably be expected to have any material adverse effect on Norwest and its subsidiaries taken as a whole, and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Norwest or any Norwest Subsidiary which has not been settled, resolved and fully satisfied, or adequately reserved for. Each of Norwest and the Norwest Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties.

         3.13 Employee Benefit Plan Matters. (a) As of September 30, 1995, the only "employee benefit plans" within the meaning of Section 3(3) of ERISA for which Norwest or any Norwest Subsidiary acts as plan sponsor as defined in ERISA Section 3(16)(B) with respect to which any liability under ERISA or otherwise exists or may be incurred by Norwest or any Norwest Subsidiary are those set forth on Schedule 3.13(a) (the "Norwest Plans"). No Norwest Plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA.

         (b) Each Norwest Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law. Except as set forth on Schedule 3.13(b), Norwest or the Norwest Subsidiaries have received favorable determination letters from the Internal Revenue Service under the provisions of TEFRA, DEFRA AND REA for each of the Norwest Plans to which the qualification requirements of Section 401(a) of the Code apply. Norwest knows of no reason that any Norwest Plan which is subject to the qualification provisions of Section 401(a) of the Code is not "qualified" within the meaning of Section 401(a) of the Code and that each related trust is not exempt from taxation under Section 501(a) of the Code.

         (c) The present value of all benefits vested and all benefits accrued under each Norwest Plan which is subject to Title IV of ERISA did not, in each case, as determined for purposes of reporting on Schedule B to the Annual Report on Form 5500 of each such Norwest Plan as of the end of the most recent Plan year, exceed the value of the assets of the Norwest Plans allocable to such vested or accrued benefits.

         (d) Except as set forth on Schedule 3.13(d), and to the best knowledge of Norwest, no Norwest Plan or any trust created thereunder, nor any trustee, fiduciary or administrator thereof, has engaged in a "prohibited transaction", as such term is defined in Section 4975 of the Code or Section 406 of ERISA or violated fiduciary standards under Part 4 of Title I of ERISA, which could subject, to the best knowledge of Norwest, such Norwest Plan or trust, or any trustee, fiduciary or administrator thereof, or any party dealing with any such Norwest Plan or trust, to the tax or penalty on prohibited transactions imposed by said Section 4975 or would result in material liability to Norwest and its subsidiaries taken as a whole.

         (e) Except as set forth on Schedule 3.13(e), no Norwest Plan which is subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any "reportable events" as that term is defined in Section 4043 of ERISA with respect to any Norwest Plan, other than those events which may result from the transactions contemplated by this Agreement and the Merger Agreement.

         (f) No Norwest Plan or any trust created thereunder has incurred any "accumulated funding deficiency", as such term is defined in Section 412 of the Code (whether or not waived), during the last five Norwest Plan years which would result in a material liability.

         (g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby and thereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee or former employee of Norwest under any Norwest Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Norwest Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

         3.14 Environmental Liability. There is no legal, administrative, or other proceeding, claim, or action of any nature seeking the imposition, or that could reasonably be expected to result in the imposition, on Norwest or any of the Norwest Subsidiaries of any liability arising from the release of hazardous substances under any local, state or federal environmental statute, regulation or ordinance, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or, to the knowledge of Norwest, threatened against Norwest or any of the Norwest Subsidiaries, the result of which has had or could reasonably be expected to have a material adverse effect on the financial condition, results of operations or business of Norwest and the Norwest Subsidiaries, taken as a whole; to the knowledge of Norwest, there is no reasonable basis for any such proceeding, claim or action; and, to the knowledge of Norwest, neither Norwest nor any of the Norwest Subsidiaries is subject to any order, judgment, or decree by or with any court or governmental authority imposing any such environmental liability.

         3.15 Properties and Leases. Except as may be reflected in the Norwest Financial Statements and except for any lien for current taxes not yet delinquent, Norwest or one of the Norwest Subsidiaries has good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in Norwest's most recent consolidated balance sheet included in the Norwest SEC Filings and all real and personal property acquired since the date of such consolidated balance sheet, except such real and personal property as has been disposed of in the ordinary course of business. All leases of real property and all other leases material to Norwest or any of the Norwest Subsidiaries pursuant to which Norwest or any of the Norwest Subsidiaries, as lessee, leases real or personal property, are valid and effective in accordance with their respective terms, and there is not, under any such leases, any material existing default by Norwest or any of the Norwest Subsidiaries or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all Norwest's and each Norwest Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

         3.16 Certain Fees. Neither Norwest nor any of its officers, directors or employees, on behalf of Norwest or any of the Norwest Subsidiaries or its or their respective Boards of Directors (or any committee thereof), has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, brokerage or finders' fees or commissions in connection with the transactions contemplated hereby.

         3.17 Compliance with Law. Norwest and each of the Norwest Subsidiaries is in compliance with all applicable laws, judgments, orders, rules and regulations, domestic and foreign, except where failure to be in such compliance would not have a material adverse effect on the financial condition, results of operations or business of Norwest and the Norwest Subsidiaries, taken as a whole.

         3.18 No Defaults. Neither Norwest nor any of the Norwest Subsidiaries is in default, nor has any event occurred which, with the passage of time or the giving of notice or both, would constitute a default, in any material respect, under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect on the financial condition, results of operations or business of Norwest and the Norwest Subsidiaries, taken as a whole. To Norwest's knowledge, all parties with whom Norwest or any Norwest Subsidiary has material leases, agreements or contracts or who owe to Norwest or any Norwest Subsidiary material obligations other than with respect to those arising in the ordinary course of the banking business of the Norwest Subsidiaries are in compliance therewith in all material respects.

         3.19 Insurance. Norwest and each of the Norwest Subsidiaries is presently insured or self insured, and during each of the past five calendar years has been insured or self insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

                                   ARTICLE IV
                             COVENANTS OF VICTORIA

         4.1 Conduct of Business. Victoria covenants and agrees that, from the date of this Agreement until the Effective Time, unless Norwest shall otherwise agree in writing or as otherwise expressly contemplated by this
Agreement:

         (a) The business of Victoria and the Victoria Subsidiaries shall be conducted only in, and Victoria and the Victoria Subsidiaries shall not take any action except in, the ordinary course of business and consistent with past practice. Victoria and each Victoria Subsidiary will: (i) maintain its corporate existence in good standing except as set in Schedule 4.1(a); (ii) extend credit in accordance with existing lending policies, except that it shall not, without the prior written consent of Norwest (which consent requirement shall be deemed to be waived as to any loan approval request to which Norwest has made no response by the end of the first business day following the day of receipt of the request by a representative designated by Norwest in writing), (A) make any extensions of credit aggregating in excess of $500,000 to a person or entity that is not a borrower as of the date hereof,
(B) engage in any loan transaction or series of contemporaneous loan transactions involving an aggregate of more than $250,000 with any borrower who has aggregate extensions of credit in excess of $1,000,000 as of the date hereof, or (C) engage in any loan transaction or series of contemporaneous loan transactions involving an aggregate of more than $250,000 with any borrower who has an extension of credit on Victoria's watch list on or after the date hereof; (iii) maintain in all material respects business and accounting records in accordance with the accounting principles and practices used for the Victoria Financial Statements, except for changes in such principles and practices required under generally accepted accounting principles;(iv) use commercially reasonable efforts to maintain its properties in good repair and condition, ordinary wear and tear excepted; (v) use commercially reasonable efforts to maintain in all material respects presently existing insurance coverage; (vi) use all commercially reasonable efforts to preserve its business organization intact, to keep the services of its present principal employees and to preserve its goodwill and the goodwill of its suppliers, customers and others having business relationships with it; (vii) use its commercially reasonable efforts to obtain any approvals or consents required to maintain existing real property leases, material contracts and other contracts reasonably identified by Norwest in effect following the Merger; (viii) comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses and permits applicable to the properties and operations of Victoria and each Victoria Subsidiary the non-compliance with which reasonably could be expected to have a material adverse effect on Victoria and the Victoria Subsidiaries, taken as a whole; (ix) permit Norwest and its representatives (including KPMG Peat Marwick LLP) to examine its and its subsidiaries books, records and properties and to interview officers, employees and agents at all reasonable times and in a reasonable manner when it is open for business. No such examination by Norwest or its representatives either before or after the date of this Agreement shall in any way affect, diminish or terminate any of the representations, warranties or covenants of Victoria herein expressed.

         (b) Victoria shall not directly or indirectly do any of the following: (i) issue, sell, pledge, dispose of or encumber, or permit any Victoria Subsidiary to issue, sell, pledge, dispose of or encumber, (A) any capital stock of Victoria or any Victoria Subsidiary except upon the exercise of Victoria Options outstanding as of the date of this Agreement or (B) other than in the ordinary course of business and consistent with past practice and not relating to the borrowing of money or any assets of Victoria or any Victoria Subsidiary; (ii) amend or propose to amend the respective Charters or Bylaws of Victoria or any Victoria Subsidiary, (iii) split, combine or reclassify any outstanding capital stock, or declare, set aside or pay any dividend payable in stock or any extraordinary dividend payable in cash or other property with respect to its capital stock whether now or hereafter outstanding, provided, however, that between the date hereof and the Effective Time, Victoria may (A) pay the regular cash dividend on Victoria Common Stock in the amount of $0.16 per share in the fourth quarter of 1995, (B) declare and pay regular cash dividends on Victoria Common Stock in amounts not to exceed $0.16 per share in each of the first two quarters of 1996, provided, however, that the shareholders of Victoria shall be entitled to either a dividend on Victoria Common Stock or

Norwest Common Stock, but not both, in the calendar quarter in which the Closing shall accur, (C) declare and pay a special dividend on Victoria Common Stock in an amount not to exceed $0.09 per share in the first quarter of 1996, and (D) if the Effective Time is after the record date for the regular cash dividend paid on Norwest Common Stock in the third quarter of 1996, Victoria may declare and pay cash dividends on Victoria Common Stock in an aggregate amount equal to the amount, if any, the holders of Victoria Common Stock would have received as holders of Norwest Common Stock had the Effective Time been on or before such record date, provided, however, that the shareholders of Victoria shall be entitled to either a dividend on Victoria Common Stock or Norwest Common Stock, but not both, in the calendar quarter in which the Closing shall occur; (iv) redeem, purchase or acquire or offer to acquire, or permit any of the Victoria Subsidiaries to redeem, purchase or acquire or offer to acquire, any of its or their capital stock; (v) authorize or incur any long-term debt (other than deposit liabilities); (vi) mortgage, pledge or subject to any material lien or other material encumbrance any of its properties, except in the ordinary course of business; (vii) enter into any agreement, contract or commitment requiring payments by Victoria or any Victoria Subsidiary in excess of $100,000 except banking transactions in the ordinary course of business and in accordance with policies and procedures in effect on the date hereof; (viii) make any investments except investments in the ordinary course of business; (ix) enter into any arrangements relating to derivative securities; (x) amend or terminate any Plan except as required by law and except that (A) Victoria reserves the right to amend and/or terminate the Supplemental Executive Retirement Plan (the "SERP"), in whole or in part, at any time, and to make distributions therefrom in accordance with its terms provided, however, that no such amendment shall have the effect of increasing the benefits otherwise provided under the SERP as of the date hereof; (B) to the extent the SERP is amended or terminated, any amounts that, but for such amendment, would have been deferred into the SERP on account of statutory limitations affecting the Victoria 401(k) Profit Sharing Plan, shall instead be paid directly to affected participants, and (C) Victoria reserves the right to amend the Victoria 401(k) Profit Sharing Plan to provide that any contributions that are limited by statute which would otherwise have been contributed to the SERP (but cannot be contributed due to the termination of the SERP) shall be paid directly to affected participants; (xi) make any contributions to any Plan except as required by the terms of such Plan in effect as of the date hereof;
(xii) increase the compensation of any officers, directors or executive employees, except to an extent consistent with Victoria's past compensation plans and practices; (xiii) sell or otherwise dispose of any shares of the capital stock of any Victoria Subsidiary; (xiv) sell or otherwise dispose of any of its assets or properties other than in the ordinary course of business; or (xv) except in the ordinary course of business and consistent with past practice and prudent banking practices, enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this
Section 4.1(b);

         (c) Neither Victoria nor any of the Victoria Subsidiaries shall take, and Victoria will use its reasonable efforts to prevent any affiliate of Victoria from taking, any action that would cause the Merger not to be treated as a "pooling of interests" for accounting purposes; and

         (d) Victoria shall, and shall cause the Victoria Subsidiaries to, perform their respective obligations under any contracts and agreements to which any of them is a party or to which any of their assets is subject, except to the extent such failure to perform would not have a material adverse effect on Victoria and the Victoria Subsidiaries, taken as a whole, and except for such obligations as Victoria or the Victoria Subsidiaries in good faith may dispute.

         4.2 Exchange Act Filings. From the date hereof to the Closing Date, Victoria shall deliver to Norwest, when reasonably available, Victoria's Quarterly Reports on Form 10-Q and Victoria's Annual Reports on Form 10-K, as filed with the SEC, and any other filings made by Victoria with the SEC under the Exchange Act.

         4.3 No Shopping. Victoria, each Victoria Subsidiary and their respective directors, officers, representatives or agents will not directly or indirectly, solicit, authorize the solicitation of or except to the extent that the Board of Directors of Victoria shall conclude in good faith, after taking into account the written advice of its outside counsel, that to fail to do so could reasonably be determined to violate its fiduciary obligations under applicable law, enter into any discussions with any corporation, partnership, person or other entity or group (other than Norwest) concerning any offer or possible offer (i) to purchase any shares of common stock, any option or warrant to purchase any shares of common stock, any securities convertible into any shares of such common stock, or any other equity security of Victoria or any Victoria Subsidiary, (ii) to make a tender or exchange offer for any shares of such common stock or other equity security, (iii) to purchase, lease or otherwise acquire the assets of Victoria or any Victoria Subsidiary except in the ordinary course of business, or (iv) to merge, consolidate or otherwise combine with Victoria or any Victoria Subsidiary. If any corporation, partnership, person or other entity or group makes an offer or inquiry to Victoria or any Victoria Subsidiary concerning any of the foregoing, Victoria or such Victoria Subsidiary will promptly disclose such offer or inquiry, including the terms thereof, to Norwest.

         4.4 Affiliates' Agreements. Victoria shall enter into, and shall use its best efforts to cause each shareholder who, in the opinion of counsel for Victoria, is an "affiliate" (as defined in Rule 405 of the General Rules and Regulations under the Securities Act) of Victoria to enter into, an agreement substantially in the form of Exhibit B attached hereto within ten days after the date hereof.

         4.5 Directors' and Officers' Liability. Immediately prior to the Effective Time, Victoria shall notify the appropriate directors' and officers' liability insurers of the Merger and of all pending or threatened claims, actions, suits, proceedings or investigations asserted or claimed against any Indemnified Party (as defined in Section 6.11 of this Agreement) and known to Victoria , or circumstances reasonably deemed by Norwest to be likely to give rise thereto, in accordance with terms and conditions of the applicable policies.

         4.6 Pension and Welfare Benefit Plans. Victoria and each Victoria Subsidiary will take all action necessary or required (i) to terminate or amend, if requested in writing by Norwest, all welfare benefit plans and to amend, if requested in writing by Norwest, all qualified retirement plans to facilitate the merger of such plans with Norwest plans without gaps in coverage for participants in the plans and without duplication of costs caused by the continuation of such plans after coverage is available under Norwest plans, and all non-qualified benefit plans and compensation arrangements as of the Effective Time, (ii) to amend the Plans to comply with the provisions of the TRA and regulations thereunder and other applicable law, (iii) to submit application to the Internal Revenue Service for a favorable determination letter for each of the Plans which is subject to the qualification requirements of Section 401(a) of the Code prior to the Effective Time. Norwest agrees to maintain and preserve all "protected benefits" described under Section 411(d)(6) of the Code of any of the Plans following the merger of any such Plan into a Norwest Plan. Victoria retains the right prior to the Effective Time to amend the Victoria 401(k) Profit Sharing Plan to provide for 100% vesting of
participant accounts thereunder as of the Effective Time.   Victoria retains
the right to make a discretionary contribution to the Victoria 401(k) Profit Sharing Plan, in accordance with past practices, not to exceed 10% of net profits for the 1995 Plan year. Victoria further retains the right to amend the Victoria 401(k) Profit Sharing Plan to provide that the last day of the Plan year, for purposes of making a discretionary contribution may be treated as the Effective Time, so that Victoria may make a discretionary profit sharing contribution, in accordance with past practices not to exceed 10% of net profits (calculated without regard to the effect of Section 4.9) for that portion of the Plan year immediately preceding the Effective Time.

         4.7 Environmental Assessments. Victoria shall obtain, at Norwest's expense, Phase I environmental assessments for each bank facility and each non-residential OREO property. Oral reports of such environmental assessments shall be delivered to Norwest no later than eight (8) weeks and written reports shall be delivered to Norwest no later than sixteen (16) weeks from the date of this Agreement. Victoria shall obtain, at Norwest's expense, Phase II environmental assessments for properties identified by Norwest on the basis of the results of such Phase I environmental assessments.

         4.8 Title and Survey Work. Victoria shall obtain to the extent requested by Norwest, at Norwest's expense, commitments for title insurance and boundary surveys for each bank facility owned by Victoria or any Victoria Subsidiary, which shall be delivered to Norwest no later than eight (8) weeks from the date of this Agreement.

         4.9 Accruals and Reserves. Immediately prior to the Effective Time, Victoria shall establish such additional accruals and reserves as may be necessary to conform Victoria's accounting and credit loss reserve practices and methods to those of Norwest and Norwest's plans with respect to the conduct of Victoria's business following the Merger and to provide for the costs and expenses relating to the consummation by Victoria of the Merger and the other transactions contemplated by this Agreement.


                                   ARTICLE V
                              COVENANTS OF NORWEST

         5.1 Conduct of Business. Norwest covenants and agrees that, from the date of this Agreement until the Effective Time, unless Victoria shall otherwise agree in writing or as otherwise expressly contemplated by this
Agreement:

         (a) Norwest will: (i) maintain its corporate existence in good standing; (ii) conduct, and cause the Norwest Subsidiaries to conduct, their respective businesses in compliance with all material obligations and duties imposed on them by all laws, governmental regulations, rules and ordinances, and judicial orders, judgments and decrees applicable to Norwest or the Norwest Subsidiaries, their businesses or their properties; (iii) maintain in all material respects all books and records of it and the Norwest Subsidiaries, including all financial statements, in accordance with the accounting principles and practices used for the Norwest Financial Statements, except for changes in such principles and practices required under generally accepted accounting principles

         (b) Neither Norwest nor any of the Norwest's Subsidiaries shall take, and Norwest will use its reasonable efforts to prevent any affiliate of Norwest from taking, any action that would cause the Merger not to be treated as a "pooling of interests" for accounting purposes; and

         (c) Norwest shall, and shall cause the Norwest Subsidiaries to, perform their respective obligations under any contracts and agreements to which any of them is a party or to which any of their assets is subject, except to the extent such failure to perform would not have a material adverse effect on Norwest and the Norwest Subsidiaries, taken as a whole, and except for such obligations as Norwest or the Norwest Subsidiaries in good faith may dispute.

         5.2 Exchange Act Filings. From the date hereof to the Closing Date, Norwest shall deliver to Victoria, when reasonably available, Norwest's Quarterly Reports on Form 10-Q, Current Reports on Form 8-K (together with Current Reports on Form 8-K filed since December 31, 1994) and Annual Report on Form 10-K, as filed with the SEC.

         5.3 Reservation and Listing of Norwest Common Stock. Norwest shall reserve for issuance, out of its authorized but unissued capital stock, such number of shares of Norwest Common Stock as may be issuable upon consummation of the Merger. Norwest shall cause the shares of Norwest Common Stock to be issued upon consummation of the Merger to be approved for listing on the New York Stock Exchange and the Chicago Stock Exchange subject to official notice of issuance, prior to the Closing Date.

         5.4 Statutory Underwriters. From and after the Effective Time, Norwest shall file all reports with the SEC necessary to permit the shareholders of Victoria who may be deemed to be "underwriters" (within the meaning of Rule 145 of the General Rules and Regulations under the Securities
Act) of the Victoria Common Stock to sell Norwest Common Stock received by them in connection with the Merger pursuant to Rules 144 and 145(d) of the General Rules and Regulations under the Securities Act if they would otherwise be so entitled; provided, however, that Norwest is otherwise obligated to file such reports with the SEC.

         5.5 Newco. Norwest shall, within 5 business days after the date hereof, incorporate Newco as a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and shall take such actions as may be necessary to cause Newco's board of directors to ratify and approve the Merger in accordance with the terms of this Agreement and agree to be bound by the terms of this Agreement.

                                   ARTICLE VI
                             ADDITIONAL AGREEMENTS

         6.1 Access to Information. For a period not exceeding thirty days prior to the Effective Time, Norwest shall, and shall cause the Norwest Subsidiaries and its or their officers, directors, employees and representatives to, afford the representatives of Victoria complete access during normal business hours to its or their officers, employees, representatives, properties, books and records, and shall furnish Victoria all financial, operating and other data and information as Victoria through its representatives, reasonably may request. No such examination by Victoria or its representatives shall in any way affect, diminish or terminate any of the representations, warranties or covenants of Norwest herein expressed.

         6.2 Proxy Statement and Registration Statement. As promptly as practicable after the date of this Agreement, Norwest and Victoria shall prepare and file with the SEC a combined proxy and registration statement (the "Proxy/Registration Statement") on Form S-4 (or on such other form as shall be appropriate), which shall constitute the proxy statement (the "Proxy Statement") of Victoria relating to the approval and adoption of the Merger and this Agreement by the shareholders of Victoria, and the registration statement of Norwest with respect to the Norwest Common Stock to be issued in connection with the Merger (the "Registration Statement"). As promptly as practicable after comments are received from the SEC on the Proxy/Registration Statement, Victoria and Norwest shall make all reasonable efforts to cause the Proxy/Registration Statement to become effective.

         6.3 Confidentiality. (a) Victoria agrees to hold in confidence all, and not to disclose to others for any reason whatsoever, any nonpublic information received by it, any Victoria Subsidiary or its or their representatives from Norwest, any Norwest Subsidiary or its or their representatives in connection with the transactions contemplated hereby except
(i) as required by law; (ii) for disclosure to officers, directors, employees and representatives of Victoria and the Victoria Subsidiaries as necessary in connection with the transactions and filings contemplated hereby; and (iii) for information which becomes publicly available other than through Victoria. In the event the Merger is not consummated, Victoria shall return to Norwest all nonpublic documents and other material obtained from Norwest, the Norwest Subsidiaries or its or their representatives in connection with the transactions contemplated hereby, or shall certify to Norwest that such information has been destroyed.

         (b) Norwest agrees to hold in confidence all, and not to disclose to others for any reason whatsoever, any nonpublic information received by it, any Norwest Subsidiary or its or their representatives from Victoria, any Victoria Subsidiary or its or their representatives in connection with the transactions contemplated hereby except (i) as required by law; (ii) for disclosure to officers, directors, employees and representatives of Norwest and the Norwest Subsidiaries as necessary in connection with the transactions and filings contemplated hereby; and (iii) for information which becomes publicly available other than through Norwest. In the event the Merger is not consummated, Norwest shall return to Victoria all nonpublic documents and other material obtained from Victoria, the Victoria Subsidiaries or its or their representatives in connection with the transactions contemplated hereby, or shall certify to Victoria that such information has been destroyed.

         6.4 Meetings of Shareholders. Victoria shall promptly take all action reasonably necessary in accordance with the TBCA and its Articles of Incorporation and Bylaws to convene a meeting of its shareholders to be held not later than thirty (30) business days following the effective date of the Registration Statement to consider and vote upon the adoption and approval of the Merger and this Agreement by the affirmative vote of two-thirds of the outstanding shares of Victoria Common Stock. Subject to its fiduciary obligations under applicable law, the Board of Directors of Victoria (a) shall recommend at such meeting that the shareholders of Victoria vote to adopt and approve the Merger and this Agreement; (b) shall use its reasonable efforts to solicit from shareholders of Victoria proxies in favor of such adoption and approval; and (c) shall take all other action reasonably necessary to secure a vote of its shareholders in favor of the adoption and approval of the Merger and this Agreement.

         6.5 Filings; Consents; Reasonable Efforts. Subject to the terms and conditions of this Agreement, Norwest shall, and shall cause the Norwest Subsidiaries to, and Victoria shall, and shall cause the Victoria Subsidiaries to, (a) make all necessary filings with respect to the Merger and this Agreement under the Securities Act, the Exchange Act and applicable blue sky or similar securities laws required to consummate the transactions contemplated herein and shall use all reasonable efforts to obtain required approvals and clearances with respect thereto; (b) make all necessary filings under the BHCA and with the Banking Regulators required to consummate the transactions contemplated herein; (c) obtain all consents, waivers, approvals, authorizations and orders required in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein; and (d) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated herein. Norwest shall provide to Victoria and Victoria shall provide to Norwest, as soon as reasonably practicable, all nonconfidential portions of applications filed with and correspondence to or from the Banking Regulators related to the consummation of the transactions contemplated herein. Victoria shall not, and shall not permit any of the Victoria Subsidiaries to, take any action that would, or that reasonably could be expected to, result in any of the representations and warranties set forth in this Agreement becoming untrue or any of the conditions to the Merger set forth in Article VII not being satisfied. Morwest shall not, and shall not permit any of the Norwest Subsidiaries to, take any action that would, or that reasonably could be expected to, result in any of the representations and warranties set forth in this Agreement becoming untrue or any of the conditions to the Merger set forth in Article VII not being satisfied.

         6.6 Notification of Certain Matters. Victoria shall give prompt notice to Norwest, and Norwest shall give prompt notice to Victoria, orally and in writing, of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Effective Time, (b) any material failure of Victoria, any Victoria Subsidiary or any of their officers, directors, employees or agents, or Norwest, any Norwest Subsidiary or any of their officers, directors, employees or agents, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and (c) any fact or event that would make it necessary to amend the Registration Statement or Proxy Statement in order to render the statements therein not misleading or to comply with applicable law. Victoria promptly shall advise Norwest orally and in writing of any change or event having, or which, insofar as reasonably can be foreseen, would have, a material adverse effect on Victoria and the Victoria Subsidiaries, taken as a whole. Norwest promptly shall advise Victoria orally and in writing of any change or event having, or which, insofar as reasonably can be foreseen, would have, a material adverse effect on Norwest and the Norwest Subsidiaries, taken as a whole.

         6.7 Agreement to Defend. Subject to the fiduciary obligation of Victoria's Board of Directors under applicable law, in the event any claim, action, suit, investigation or other proceeding by any governmental body or other person or other legal or administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, whether before or after the Effective Time, Norwest and Victoria hereby agree to cooperate and use their reasonable efforts to defend against and respond thereto.

         6.8 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

         6.9 Employee Benefit Plans. Each person who is an employee of Victoria or any Victoria Subsidiary as of the Effective Time ("Victoria Employees") shall be eligible for participation in the employee welfare and retirement plans of Norwest, as in effect from time to time, as follows:

         (a) Employee Welfare Benefit Plans. Each Victoria Employee shall be eligible for participation in the employee welfare benefit plans of Norwest listed below subject to any eligibility requirements applicable to such plans (with full credit for years of past service to

Victoria and Victoria Subsidiaries, to the extent credited unde the respective employee welfare benefit plans of Victoria and Victoria Subsidiaries, and not subject to pre-existing condition exclusions, except with respect to the Norwest Long Term Care Plan) and shall enter each plan not later than the first day of the calendar quarter which begins at least 32 days after the Effective Time (provided, however, that the transition from the Victoria plans to the Norwest plans shall be facilitated without gaps in coverage for participants and covered dependents in the plans and it is Norwest's intention that such transition be facilitated without duplication of costs caused by the continuation of such plans after coverage is available under Norwest plans):

                 Medical Plan
                 Dental Plan
                 Vision Plan
                 Short Term Disability Plan
                 Long Term Disability Plan
                 Long Term Care Plan
                 Flexible Benefits Plan
                 Basic Group Life Insurance Plan
                 Group Universal Life Insurance Plan
                 Dependent Group Life Insurance Plan
                 Business Travel Accident Insurance Plan
                 Accidental Death and Dismemberment Plan
                 Severance Pay Plan
                 Vacation Program

For the purpose of determining each Victoria Employee's benefit for the year in which the Merger occurs under the Norwest vacation program, vacation taken by a Victoria Employee in the year in which the Merger occurs will be deducted from the total Norwest benefit. Norwest shall credit each Victoria Employee for the year during which coverage under the Norwest Medical Plan begins, with any deductibles previously incurred during such year under the Victoria medical plan. Norwest will offer all current participating retirees and their covered dependents and those becoming eligible and choosing to participate in the Victoria retiree medical plan prior to the Effective Time, access to Norwest's retiree medical plan.

         (b)     Employee Retirement Benefit Plans.

Each Victoria Employee shall be eligible for participation in the Norwest Savings-Investment Plan (the "SIP"), subject to any eligibility requirements applicable to the SIP (with full credit for years of past service to Victoria and the Victoria Subsidiaries for the purpose of satisfying any eligibility and vesting periods applicable to the SIP, to the extent credited under the respective employee retirement benefit plans of Victoria and Victoria Subsidiaries), and shall enter the SIP not later than the first day of the calendar quarter which is at least 32 days after the Effective Time.

The Victoria Profit Sharing 401(k) Plan shall be merged with the SIP following the Merger and the outstanding plan loan balances under the Victoria Profit Sharing 401(k) Plan shall be transferred over to and retained by the SIP, such that the affected Victoria Employees who have outstanding loan balances (which are not otherwise in default) under the Victoria Profit Sharing 401(k) Plan immediately preceding the plan merger, shall not incur a taxable event upon the plan merger.

Each Victoria Employee shall be eligible for participation, subject to any applicable eligibility requirements (with full credit for years of past service to Victoria and the Victoria Subsidiaries, to the extent credited under the respective employee retirement benefit plans of Victoria and Victoria Subsidiaries, for the purpose of satisfying any applicable eligibility and vesting periods, but without credit for years of past service to Victoria and the Victoria Subsidiaries for purposes of benefit accruals), in the Norwest Pension Plan under the terms thereof and shall enter the Norwest Pension Plan no later than the first day of the calendar quarter which is at least 32 days after the Effective Time.

In addition to the Norwest pension benefit described above, Norwest agrees that the pension benefit earned under the Victoria Pension Plan for each Victoria Employee entitled to such a benefit shall be computed using such employee's compensation prior to subsequent termination of employment, rather than using such employee's compensation prior to the Effective Time; provided, however, that if, assuming no change in the actuarial assumptions in effect on the date hereof, the assets in the Victoria Pension Plan as of December 31, 1995 do not exceed the accumulated pension benefit obligation computed using the Victoria Employees' compensation as of December 31, 1995 (current service, current pay) for such Plan by at least $3,000,000, then the parties agree reasonably to adjust the pension benefit payable under the Victoria Pension Plan for each Victoria Employee entitled to such a benefit using an amount which is at least equal to such employee's compensation prior to the Effective Time but less than such employee's compensation prior to subsequent termination of employment. Victoria and Norwest agree to use their best efforts to determine the amount of such assets and such accumulated pension benefit obligation and calculate any necessary adjustments under this paragraph no later than March 15, 1996.

         6.10 Public Announcement. Subject to written advice of legal counsel with respect to legal requirements relating to public disclosure of matters related to the subject matter of this Agreement, the timing and content of any announcements, press releases or other public statements concerning the proposal contained herein shall occur upon, and be determined by, the mutual consent of Victoria and Norwest.

         6.11 Indemnification; Directors' and Officers' Insurance. (a) Following the Effective Time Norwest shall ensure that all rights to indemnification and all limitations of liability existing in favor of any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director, officer, employee or agent of Victoria or any of its Subsidiaries (each an "Indemnified Party" and, collectively, the "Indemnified Parties") pursuant to Victoria's Articles of Incorporation or By-laws or similar governing documents of any Victoria Subsidiary, and pursuant to the terms of the indemnification agreements between Victoria or any Victoria Subsidiary and its directors and/or officers approved by the Board of Directors of Victoria on January 17, 1995, and in the form provided to Norwest, as applicable in the particular case and as in effect on the date hereof, shall, with respect to claims arising from (A) facts or events that occurred before the Effective Time, or (B) this Agreement or any of the transactions contemplated by this Agreement, whether in any case asserted or arising before or after the Effective Time, survive the Merger and shall continue in full force and effect and be fully honored. Nothing contained in this Section 6.11 shall be deemed to preclude the liquidation, consolidation or merger of Victoria or any Victoria Subsidiary, in which case all of such rights to indemnification and limitations on liability shall be deemed to survive and continue as contractual rights notwithstanding any such liquidation or consolidation or merger; provided, however, that in the event of liquidation or sale of all or substantially all of the assets of Victoria, Norwest shall guarantee, to the extent of the consolidated net asset value of Victoria as of the Effective Time, the indemnification obligations of Victoria or any Victoria Subsidiary to the extent of indemnification obligations of Victoria and the
Victoria Subsidiaries described above.   Notwithstanding anything to the
contrary contained in this Section 6.11(a), nothing contained herein shall require Norwest to indemnify any person who was a director or officer of Victoria or any Victoria Subsidiary (or a director or officer of a corporation, banking institution or other entity acquired by Victoria or any Victoria Subsidiary with respect to claims based on, or arising out of, or pertaining to, a matter which occurred prior to the consummation of any such acquisition) to a greater extent than Victoria or any Victoria Subsidiary is, as of the date of this Agreement, required to indemnify any such person.

         (b)     Any Indemnified Party wishing to claim indemnification under
Section 6.11, upon learning of any such claim, action, suit, proceeding or investigation or circumstances likely to give rise thereto, shall promptly notify Norwest thereof (the "Claim Notice"), but the failure to so notify shall not relieve Victoria, any Victoria Subsidiary or Norwest or any Norwest Subsidiary of any liability it may have to such Indemnified Party. In the event of any such claim, action, suit, proceeding or investigation arising after the Effective Time, (A) Norwest shall have the right to assume the defense thereof and Norwest shall not be liable to any Indemnified Party for any legal expenses of other counsel subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if Norwest elects not to assume such defense within 15 days of receiving the related Claim Notice or counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between Norwest and the Indemnified Party, the

Indemnified Party may retain counsel satisfactory to him or her, and Norwest shall pay the fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received; provided, however, that Norwest shall be obligated pursuant to this subparagraph (ii) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest and (B) such Indemnified Party shall cooperate in the defense of any such matter.

         (c) For a period of four years after the Effective Time, Norwest shall use reasonable efforts to cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Victoria and the Victoria Subsidiaries (provided that Norwest may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous) with respect to claims arising from facts or events which occurred before the Effective Time; provided, however, that in no event shall Norwest be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 6.11, any amount per annum in excess of 200% of the amount of the annual premiums paid as of the date hereof by Victoria for such insurance (the "Maximum Amount"). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Norwest shall use reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount.

         (d) If Norwest or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provision shall be made so that the successors and assigns of Norwest shall assume the obligations set forth in this Section 6.11.

         (e) The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

         6.12 Shareholder Agreements. Victoria agrees to use its best efforts to obtain from each of the persons listed on Schedule 6.12 an executed letter agreement, in the form attached hereto as Exhibit D, within seven days of the date hereof, pursuant to which such persons agree to vote their shares of Victoria Common Stock in favor of the Merger.

                                  ARTICLE VII
                    CONDITIONS TO CONSUMMATION OF THE MERGER

         7.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of Norwest, Newco and Victoria to effect the Merger are subject to the satisfaction of the following conditions at or prior to the Closing Date:

         (a) This Agreement and the Merger shall have been approved and adopted by the requisite vote of the shareholders of Victoria as may be required by law, by the rules of the Nasdaq National Market, and by any applicable provisions of its Articles of Incorporation or Bylaws;

         (b) There shall have been obtained any and all approvals of the Banking Regulators, and any applicable waiting period with respect thereto shall have expired;

         (c) No order shall have been entered and remain in effect in any action or proceeding before any foreign, federal or state court or governmental agency or other foreign, federal or state regulatory or administrative agency or commission that would prevent or make illegal the consummation of the Merger;

         (d) The Registration Statement shall be effective on the Closing Date, and all post-effective amendments filed shall have been declared effective or shall have been withdrawn; and no stop order suspending the effectiveness thereof shall have been issued and no proceedings for that purpose shall have been initiated or, to the knowledge of the parties, threatened by the SEC;

         (e) There shall have been obtained any and all material permits, approvals and consents of securities or blue sky commissions of any jurisdiction and of any other governmental body or agency that reasonably may be deemed necessary so that the consummation of the Merger and the transactions contemplated thereby will be in compliance with applicable laws, the failure to comply with which would have a material adverse effect on the business, financial condition or results of operations of Norwest, the Surviving Corporation and their subsidiaries, taken as a whole after consummation of the Merger and any applicable waiting period with respect thereto shall have expired;

         (f) All approvals of private persons or corporations, (i) the granting of which is necessary for the consummation of the Merger or the transactions contemplated in connection therewith and (ii) the nonreceipt of which would have a material adverse effect on the business, financial condition or results of operations of Norwest, the Surviving Corporation and their subsidiaries, taken as a whole after the consummation of the Merger, shall have been obtained; and

         (g) Norwest and Victoria shall have received from Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P., a written opinion dated as of the date that the Proxy Statement is first mailed to the shareholders of Norwest and Victoria to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, (ii) Norwest and Victoria will each be a party to that reorganization within the meaning of Section 368(b) of the Code, (iii) Norwest or Victoria shall not recognize any gain or loss as a result of the Merger, and (iv) the shareholders of Victoria shall not recognize any gain or loss as a result of the Merger, other than to the extent such shareholders receive cash in lieu of fractional shares, and such opinion shall not have been withdrawn or modified in any material respect.

         7.2 Conditions to the Obligations of Norwest and Newco to Effect the Merger. The obligations of Norwest to effect the Merger are subject to the satisfaction of the following conditions at or prior to the Closing Date:

         (a)     The representations and warranties of Victoria contained in
Article II shall be accurate in all material respects as of the Closing Date as though such representations and warranties had been made at and as of that time; all of the terms, covenants and conditions of this Agreement to be complied with and performed by Victoria on or before the Closing Date shall have been duly complied with and performed in all material respects, and a certificate to the foregoing effect dated the Closing Date and signed by the chief executive officer of Victoria shall have been delivered to Norwest;

         (b) Since the date of this Agreement, no material adverse change in the financial condition, results of operations, business or prospects of Victoria and the Victoria Subsidiaries, taken as a whole, shall have occurred, and Victoria and the Victoria Subsidiaries shall not have suffered any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of Victoria and the Victoria Subsidiaries, taken as a whole, and a certificate to the foregoing effect dated the Closing Date and signed by the chief executive officer of Victoria shall have been delivered to Norwest; and

         (c) Victoria shall have furnished to Norwest letters of resignation from those current officers and directors of Victoria who are not, as of the Effective Time, directors or officers of Newco.

         (d) No approvals, licenses or consents granted by any Banking Regulators or other governmental or regulatory authority in connection with the transactions contemplated by this Agreement shall contain any condition or requirement relating to Victoria or any Victoria Subsidiary that, in the reasonable judgment of Norwest, is unreasonably burdensome to Norwest.

         (e) Victoria shall qualify to engage in a "pooling of interests" transaction for accounting purposes and Norwest shall have received from Arthur Andersen LLP an opinion to that effect.

         (f) At any time since the date hereof the total number of shares of Victoria Common Stock outstanding and subject to issuance upon exercise(assuming for this purpose that phantom shares and other share-equivalents constitute Victoria Common Stock) of all warrants, options, conversion rights, phantom shares or other share-equivalents shall not have exceeded 8,516,843.

         7.3 Conditions to the Obligations of Victoria to Effect the Merger. The obligations of Victoria to effect the Merger are subject to the satisfaction of the following conditions at or prior to the Closing Date:

         (a) The representations and warranties of Norwest and Newco contained in Article III shall be accurate in all material respects as of the Closing Date as though such representations and warranties had been made at and as of that time; all the terms, covenants and conditions of this Agreement to be complied with and performed by Norwest on or before the Closing Date shall have been duly complied with and performed in all material respects, and a certificate to the foregoing effect dated the Closing Date and signed by the chief executive officer of Norwest shall have been delivered to Victoria;

         (b) Since the date of this Agreement, no material adverse change in the financial condition, results of operations, business or prospects of Norwest and the Norwest Subsidiaries, taken as a whole, shall have occurred, and Norwest and the Norwest Subsidiaries shall not have suffered any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of Norwest and the Norwest Subsidiaries, taken as a whole, and a certificate to the foregoing effect dated the Closing Date and signed by the chief executive officer of Norwest shall have been delivered to Victoria; and

         (c) The shares of Norwest Common Stock issuable upon consummation of the Merger shall have been approved for listing on the New York Stock Exchange and the Chicago Stock Exchange subject to official notice of issuance.

         (d) Prior to the mailing of the Proxy Statement, Victoria and the Board of Directors of Victoria shall have received an opinion of J. P. Morgan Securities, Inc. addressed to Victoria and the Board of Directors of Victoria, and for their exclusive benefit, for inclusion in said Proxy Statement and dated effective as of the date of mailing of such Proxy Statement, based on such matters as J. P. Morgan Securities, Inc. deems appropriate or necessary, to the effect that the consideration to be received by shareholders of Victoria pursuant to the Merger is fair from a financial point of view. Victoria shall promptly provide a copy of such opinion to Norwest upn receipt.

                                  ARTICLE VIII
             TERMINATION; AMENDMENT; WAIVER; EXTENSION; NONSURVIVAL

         8.1 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated herein may be abandoned at any time prior to the Effective Time, whether prior to or after approval by the shareholders of Norwest or Victoria:

         (a)     by mutual written consent of Norwest and Victoria;

         (b) by either Norwest or Victoria upon written notice to the other party if the Merger has not been effected on or before September 30, 1996 unless such failure of consummation shall be due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by such party;

         (c) by either Norwest or Victoria upon written notice to the other party if a Takeover Proposal constitutes a Superior Proposal; provided, however, that Victoria shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) unless (i) it has not breached any covenant contained in Section 4.3 and (ii) it delivers to Norwest simultaneously with such notice of termination the fee referred to in Section 8.2(b). As used in this Agreement: "Takeover Proposal" means a bona fide proposal or offer by a person to make a tender or exchange offer, or to engage in a merger, consolidation or other business combination involving Victoria or to acquire in any manner a substantial equity interest in, or all or substantially all of the assets of, Victoria, and "Superior Proposal" means a Takeover Proposal which the Board of Directors of Victoria shall determine in good faith, after taking into account the written advice of its outside counsel, that failure to accept such proposal or offer would or could reasonably be expected to violate its fiduciary duties under applicable law. The term "person" for purposes of this Agreement has the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Exchange Act and the rules and regulations thereunder but shall not include Norwest.

         (d) by either Norwest or Victoria upon written notice to the other party if a final, unappealable order to restrain, enjoin or otherwise prevent a consummation of this Agreement or the transactions contemplated in connection herewith shall have been entered;

         (e) by either Norwest or Victoria upon thirty days written notice if the required approval of the shareholders of Victoria for the adoption and the approval of the Merger and this Agreement is not received at the Victoria shareholder meeting;

         (f) by Norwest if (i) the Board of Directors of Victoria fails to recommend, withdraws, or modifies in a manner materially adverse to Norwest, its approval or recommendation of this Agreement, or the transactions contemplated hereby, (ii) after an agreement to engage in or the occurrence of an Acquisition Event (as defined below) or after a third party shall have made a proposal to Victoria or Victoria's shareholders to engage in an Acquisition Event, the transactions contemplated hereby are not approved at the meeting of Victoria shareholders contemplated by Section 6.4, or (iii) the meeting of Victoria shareholders contemplated by Section 6.4 is not held prior to September 30, 1996 and Victoria has failed to comply with its obligations under
Section 6.4;

         (g) by Victoria, within five business days after the Shareholder Meeting Date, if both of the following conditions are satisfied:

                 (i) the average closing price per share of the Norwest Common Stock as reported by the consolidated tape of the New York Stock Exchange for the ten full trading days ending on the day immediately preceding the Shareholder Meeting Date (the "Norwest Average Price") is less than $28.00; and

                 (ii) the number obtained by dividing the Norwest Average Price by $32.50 [the closing price of a share of Norwest Common Stock on the trading day immediately preceding the date of this Agreement] is less than the number obtained by dividing the Final Index Price (as defined below) by the Initial Index Price (as defined below) and subtracting
         0.15 from such latter number.

For purposes of this Section 8.1(g):

                 "Company Market Capitalization" shall mean (a) the price of one share of the common stock of a given company at the close of the trading day immediately preceding the date of this Agreement multiplied by (b) the number of shares of common stock of such company outstanding as of September 30, 1995 (adjusted for any stock dividend, reclassification, recapitalization, exchange of shares or similar transaction between September 30, 1995 and the close of the trading day immediately preceding the date of this Agreement).

                 "Index Group" shall mean all of those companies listed on Exhibit C the common stock of which is publicly traded and as to which there is, during the period of 10 trading days ending on the day immediately preceding the Shareholder Meeting Date (the "Index Measurement Period"), no pending publicly announced proposal for such company to be acquired, nor has there been any proposal by such company publicly announced subsequent to the day before the date of this Agreement to acquire another company in exchange for stock where, if the company to be acquired were to become a subsidiary of the acquiring company, the company to be acquired would be a "significant subsidiary" as defined in Rule 1-02 of Regulation S-X promulgated by the SEC nor has there been any program publicly announced subsequent to the day before the date of this Agreement to repurchase 5% or more of the outstanding shares of such company's common stock.

                 "Initial Index Price" shall mean the sum of the following, calculated for each of the companies in the Index Group: (a) the closing price per share of common stock of each such company on the trading day immediately preceding the date of this Agreement multiplied by (b) the Weighting Factor (as defined below) for each such company.

                 "Final Index Price" shall mean the sum of the following, calculated for each of the companies in the Index Group: (a) the Final Price for each such company multiplied by (b) the Weighting Factor (as defined below) for each such company.

                 "Final Price" of any company in the Index Group shall mean the average of the daily closing prices of a share of common stock of such company, as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, during the Index Measurement Period.

                 "Total Market Capitalization" shall mean the sum of the Company Market Capitalization for each of the companies in the Index Group.

                 "Weighting Factor" for any given company shall mean the Company Market Capitalization for such company divided by the Total Market Capitalization.

If a Common Stock Adjustment occurs with respect to the shares of Norwest or any company in the Index Group between the date of this Agreement and the date of the Victoria shareholder meeting held to approve this Agreement the closing prices for the common stock of such company shall be appropriately and proportionately adjusted for the purposes of the definitions above so as to be comparable to what the price would have been if the record date of the Common Stock Adjustment had been immediately following the Effective Time.

         8.2 Effect of Termination. (a) In the event of the termination and abandonment of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, other than the provisions of Sections 6.3, 6.7 and 6.8 and this Article. Nothing contained in this Section shall relieve any party from liability for a willful and material breach of the representations and warranties made by it, or willful and material breach of any of its covenants, agreements, duties or obligations under this Agreement.

         (b) If this Agreement is terminated pursuant to Sections 8.1(c) or 8.1(f), and if terminated pursuant to Section 8.1(f) and prior thereto or within 12 months after such termination:

                 (i) Victoria or its bank subsidiary (the "Bank") or any successor to either Victoria or the Bank shall have entered into an agreement to engage in an Acquisition Event (as defined below) or an Acquisition Event shall have occurred; or

                 (ii) the Board of Directors of Victoria shall have authorized or approved an Acquisition Event or shall have publicly announced an intention to authorize or approve or shall have recommended that the shareholders of Victoria approve or accept any Acquisition Event, then Victoria shall promptly, but in no event later than five business days after the first of such events shall have occurred, pay Norwest a fee equal to $5.0 million.

"Acquisition Event" means any of the following: (i) a merger, consolidation or similar transaction involving Victoria, the Bank or any successor to either,
(ii) a purchase, lease or other acquisition in one or a series of related transactions of assets of Victoria or its Subsidiaries representing 25% or more of the consolidated assets of Victoria and the Victoria Subsidiaries or (iii) a purchase or other acquisition (including by way of merger, consolidation, share exchange or any similar transaction) in one or a series of related transactions of beneficial ownership of securities representing 25% or more of the voting power of Victoria or any Victoria subsidiary in each case with or by a person or entity other than Norwest or an affiliate of Norwest. An Acquisition Event shall not include an internal reorganization transaction or series of related transactions involving solely Victoria and the Victoria Subsidiaries.

         8.3 Amendment and Waiver. This Agreement may not be amended or supplemented at any time, except by an instrument in writing signed on behalf of each party hereto, provided that after this Agreement has been approved and adopted by the shareholders of Victoria, this Agreement may be amended only as may be permitted by applicable provisions of the TBCA. Any provision of this Agreement may be waived at any time by the party that is, or whose shareholders are, entitled to the benefits thereof. The waiver by any party hereto of any condition or of a breach of another provision of this Agreement shall not operate or be construed as a waiver of any other condition or subsequent breach. The waiver by any party hereto of any of the conditions precedent to its obligations under this Agreement shall not preclude it from seeking redress for breach of this Agreement other than with respect to the condition so waived.

         8.4 Extension. At any time prior to the Effective Time, the parties may extend the time for the performance of any of the obligations or other acts of the other parties hereto. Any agreement on the part of any party to any such extension shall be valid only if set forth in an instrument in writing signed on behalf of such party.

         8.5 Nonsurvival. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the provisions of Article I, Sections 6.3, 6.7, 6.8, 6.9 and 6.11, and this Article.

                                   ARTICLE IX
                                    GENERAL

         9.1 Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof, and (b) shall not be assigned by operation of law or otherwise, provided that Norwest may assign its rights and obligations to any direct or indirect, wholly-owned, subsidiary of Norwest, but no such assignment shall relieve Norwest of its obligations hereunder if such assignee does not perform such obligations.

         9.2 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

         9.3 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

         9.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered, if delivered by hand delivery, courier or telecopy, or three business days after mailing registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

         if to Norwest:           Norwest Corporation
                                  Norwest Center
                                  Sixth and Marquette
                                  Minneapolis, MN 55479-1026
                                  Attention: Secretary
                                  Telecopier No: (612) 667-4399

         if to Victoria:          Mr. Charles R. Hrdlicka
                                  Chairman and Chief Executive Officer
                                  Victoria Bankshares, Inc.
                                  One O'Connor Plaza
                                  Victoria, TX 77902
                                  Telecopier No.: (512) 574-5164

         with a copy to:  Mr. Marcus A. Watts
                                  Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P.
                                  3400 Texas Commerce Tower
                                  600 Travis
                                  Houston, Texas 77002
                                  Telecopier No.: (713) 223-3717

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

         9.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         9.6 Descriptive Headings. The descriptive headings are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         9.7 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         9.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         9.9 Incorporation by References. Any and all schedules, exhibits, annexes, statements, reports, certificates or other documents or instruments referred to herein or attached hereto are incorporated herein by reference hereto as though fully set forth at the point referred to in the Agreement.

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

                                           NORWEST CORPORATION


                                           By:    /s/ JOHN E. GANOE
                                                ______________________________
                                           Name:  John E. Ganoe
                                           Title: Sr. V. P.

Attest:


By:   /s/ LAUREL A. HOLSCHUH
    _____________________________
              Secretary

                                           VICTORIA BANKSHARES, INC.


                                           By:  /s/  CHARLES R. HRDLICKA
                                               -------------------------------
                                           Name: Charles R. Hrdlicka
                                           Title: Chairman of the Board

Attest:


By:  /s/  GREGORY SPRAWKA
    --------------------------
         Secretary

Agreed to this ___ day of November 1995:




                                           NORWEST SUB CORPORATION


                                           By:  ______________________________
                                           Name: _____________________________
                                           Title: ____________________________

Attest:


By: ______________________
         Secretary

                                                                       EXHIBIT A
                          EXCHANGE AGENT AGREEMENT

         Agreement dated as of _________, 19__ by and between NORWEST CORPORATION, a Delaware corporation ("Norwest"), and NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION (the "Agent").

         WHEREAS pursuant to an Agreement and Plan of Merger dated as of November ___, 1995, by and between Norwest, Norwest Sub Corporation, a Texas Corporation ("Newco") and Victoria Bankshares, Inc., a Texas corporation ("Victoria")(the "Agreement"), Newco was merged with and into Victoria (the "Merger") effective __________, 19__ (the "Effective Date").

         WHEREAS the Agent is the transfer agent and registrar for the common stock, par value $1-2/3 per share, of Norwest ("Norwest Common Stock").

         WHEREAS Norwest desires that the Agent act as exchange agent for the purpose of effecting the distribution of Norwest Common Stock to the holders of the common stock of Victoria, par value $1.00 per share ("Victoria Common Stock").

         NOW, THEREFORE, in consideration of the mutual covenants herein, the parties agree as follows:

                                   ARTICLE I

         1. Norwest hereby irrevocably instructs the Agent, in its capacity as transfer agent and registrar for Norwest Common Stock, to issue ___________ shares of Norwest Common Stock from authorized but heretofore unissued stock to "Norwest Bank Minnesota, N.A., Agent for Victoria Bankshares, Inc. Shareholders", as of the Effective Date, and, in its capacity as exchange agent, to hold a certificate or certificates for such shares, representing the aggregate number of shares of Norwest Common Stock into which outstanding shares of Victoria Common Stock were converted pursuant to the provisions of the Agreement (the "Norwest Shares"). In addition, Norwest instructs the Agent to hold the sum of $_________ (the "Fractional Share Fund"), which sum Norwest will transfer to the Agent by wire transfer upon request of the Agent.

         2. A complete and correct list of the holders of record of Victoria Common Stock as of the close of business on the Effective Date, identifying each shareholder by name, address and number of shares owned, have been previously transmitted to the Agent by electronic means. No transfers have occurred since the Effective Date.

                                   ARTICLE II

         1. The Agent undertakes to send Letters of Transmittal for Victoria Common Stock, in the form attached hereto, to each holder of record ("Record Holder") of an outstanding certificate or certificates which immediately prior to ____ __.m. on the Effective Date (the "Effective Time") evidenced shares of Victoria Common Stock and which after such Effective Time shall have been converted into shares of Norwest Common Stock pursuant to the terms of the Agreement, advising such Record Holder of the terms of such conversion and the procedures for surrendering such certificate or certificates in exchange for a certificate evidencing Norwest Common Stock.

         2. The Agent covenants and agrees that as soon as practicable following receipt by the Agent from a Record Holder of a certificate or certificates representing Victoria Common Stock, accompanied by the appropriate Letter of Transmittal duly completed and executed in accordance with the instructions appearing therein, the Agent shall deliver to such Record Holder (or to a transferee specified in such Letter of Transmittal) a certificate representing full shares of Norwest Common Stock on the basis of ______ shares of Norwest Common Stock for each share of Victoria Common Stock surrendered. All shares (and payments made pursuant to paragraphs 4 and 8 of this Article
II) are to be mailed by first class mail, postage prepaid.

         3. Certificates representing shares of Norwest Common Stock issued to the following Record Holders or their transferees (who may reasonably be deemed an "affiliate" of Victoria within the meaning of such term as used in Rule 145 under the Securities Act of 1933, as amended):

              [List persons required to deliver Rule 145 letters]
         _____________________________________________________________
         |                 |                    |                    |
         |_________________|____________________|____________________|
         |                 |                    |                    |
         |_________________|____________________|____________________|
         |                 |                    |                    |
         |_________________|____________________|____________________|
         |                 |                    |                    |
         |_________________|____________________|____________________|

shall bear the following legend on the back of each certificate:

                 "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended (the "Act"), applies, and may be sold or otherwise transferred only in compliance with the limitations of such Rule 145, or upon receipt by Norwest Corporation of an opinion of counsel reasonably satisfactory to it that some other exemption from registration under the Act is available, or pursuant to a registration statement under the Act."

         4. No certificate or scrip for a fractional share of Norwest Common Stock shall be issued. In lieu of each fractional share, any Record Holder or transferee who would otherwise be entitled to a fractional share of Norwest Common Stock shall, upon surrender of his or her certificates representing Victoria Common Stock, be paid the cash value of such fraction of a share of Norwest Common Stock, which cash value shall be equal to the fraction multiplied by $____ which is the average of the closing prices of a share of Norwest Common Stock as reported on the consolidated tape of the New York Stock Exchange for each of the five (5) trading days ending on the day immediately preceding the meeting of shareholders of Victoria held to approve the Merger).

         5. If any Record Holder shall report that his or her failure to surrender any certificate representing shares of Victoria Common Stock is due to the loss, misplacement or destruction of such certificate or certificates, the Agent shall require such Record Holder to furnish a Bond of Indemnity Agreement, in form satisfactory to the Agent and Norwest, before delivering to such Record Holder (or his or her transferee) the certificate for the shares of Norwest Common Stock to which he or she is entitled.

         6. The Agent shall comply with all applicable Federal tax requirements with respect to the exchange of certificates for shares of Victoria Common Stock for Norwest Common Stock and payments for fractional shares. The Agent shall require that each person surrendering certificates representing shares of Victoria Common Stock properly complete and execute a Substitute Form W-9. In addition, the Agent shall complete all required reporting on Forms 1099-B with respect to the transaction.

         7. The Agent shall cancel and return to Norwest the certificates for shares of Victoria Common Stock exchanged after a period of one year.

         8. The Agent shall receive and hold, for distribution without interest to each Record Holder, and then distribute in accordance with the terms of the Agreement, all dividends and other distributions paid on shares of Norwest Common Stock to which such Record Holder is entitled. Norwest will ensure that the Agent has sufficient funds and assets to make such dividends and distributions.

                                 ARTICLE III

         1.  The Agent:

                (a) shall not be ogligated to take any legal action hereunder which might in its judgment involve any expense or liability unless it shall have been furnished with reasonable indemnity from Norwest;

                (b) may rely on and shall be protected in acting on any certificate, instrument, opinion, notice, letter, telegram, or other document or security delivered to it and believed by it to be genuine and to have been signed by the proper party or parties;

                (c) may rely on and shall be protected in acting upon the written instructions of the Secretary, Assistant Secretary or any Vice President of Norwest; and

                (d) may consult counsel satisfactory to it, who may be counsel to Norwest, and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion of such counsel.

         2. Norwest agrees to indemnify and hold the Agent harmless against any loss, claim, liability or expense (including, without limitations, the costs and expenses of defending against such loss, claim or liability) incurred without negligence on its part arising out of or in connection with;

                (a) the performance of its duties hereunder, or

                (b) reliance by the Agent upon the information relating to the Victoria Common Stock provided to the Agent by Victoria provided that, in any case in which there is a discrepancy between such information and the information contained in the certificate or certificates surrendered to the Agent by a former holder of Victoria Common Stock for exchange under the terms hereof, the Agent shalll have a duty to inquire as to the reason for such discrepancy.

         3. Norwest agrees to pay the reasonable and customary fees of the Agent for the services of the Agent in connection with this agreement and to reimburse the Agent for all reasonable out-of-pocket expenses incurred by it pursuant to or in connection with its services hereunder.

         4. This agreement shall be construed and enforced in accordance with the laws of the State of Minnesota and shall inure to the benefit of, and the obligation created hereby shall be binding upon, the successors and assigns of the parties hereto.

         5. If a certificate representing shares of Victoria Common Stock is submitted with a Letter of Transmittal with instructions to issue any certificaate representing Norwest Common Stock, or to make any fractional share payment, in a name other than the name that appears on the certificate so surrendered, the Agent shall not deliver such certificate or payment unless and until the certificate surrendered is properly endorsed or accompanied by appropriate stock powers (with signatures appearing on such endorsements or stock powers and on the letter of transmittal Medallion guaranteed by an eligible financial institution), and there has been provided to the Agent payment on account of, or proof of payment of, any necessary stock transfer taxes or a duly-executed exemption certificate or other evidence satisfactory to the Agent that all such taxes have been paid or do not apply. The Agent shall pay any transfer tax on account of which payment has been made to the Agent. A letter of transmittal which is signed by a trustee, executor, administrator, guardian, officer of a corporation, attorney-in-fact or other person acting in a fiduciary or representative capacity should be accompanied by proper evidence of the signer's authority to act (if the surrendered certificate is not registered in the name of the fiduciary or representative). If more than one person is the record holder of a surrendered certificate, each such holder must sign the corresponding letter of transmittal.

         6. The Agent shall maintain adquate records of all acts done by the Agent in the performance of its duties under this Agreement. Such records shall be available for inspection at any time during normal business hours by any person so authorized by Norwest.

         7. This Agreement shall be for the benefit of the shareholders of Victoria and may not be amended.

         IN WITNESS WHEREOF, the parties have executed and delivered this agreement.


NORWEST CORPORATION                        NORWEST BANK MINNESOTA,
                                             NATIONAL ASSOCIATION

By: ______________________________         By: ______________________________
Its:______________________________         Its:______________________________

                                                                       EXHIBIT B

Norwest Corporation
Norwest Center
Sixth and Marquette
Minneapolis, MN 55479-1026
Attn:  Secretary

Gentlemen:

         I have been advised that I might be considered to be an "affiliate," as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 ("Rule 145") promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of Victoria Bankshares, Inc., a Texas corporation ("Victoria").

         Pursuant to an Agreement and Plan of Merger, dated as of November __, 1995 (the "Agreement"), between Victoria and Norwest Corporation, a Delaware corporation ("Norwest"), and Norwest Sub Corporation, a Texas corporation ("Newco"), it is contemplated that Newco, awholly-owned subsidiary of Norwest, will merge with and into Victoria (the "Merger") and as a result, I will receive in exchange for each share of Common Stock, par value $1.00 per share, of Victoria ("Victoria Common Stock") owned by me immediately prior to the Effective Time (as defined in the Agreement), a number of shares of Common Stock, par value $1 2/3 per share, of Norwest ("Norwest Common Stock"), as more specifically set forth in the Agreement.

         I hereby agree as follows:

         I will not offer to sell, transfer or otherwise dispose of any of the shares of Victoria Common Stock or Norwest Common Stock held by me during the 30 days prior to the Effective Time.

         I will not offer to sell, transfer or otherwise dispose of any of the shares of Norwest Common Stock issued to me pursuant to the Merger (the "Stock") except (a) in compliance with the applicable provisions of Rule 145,
(b) in a transaction that is otherwise exempt from the registration requirements of the Securities Act, or (c) in an offering registered under the Securities Act.

         I will not sell, transfer or otherwise dispose of the Stock or in any way reduce my risk relative to any shares of the Stock issued to me pursuant to the Merger until such time as financial results covering at least 30 days of post- Merger combined operations of Victoria and Norwest have been published.

         I consent to the endorsement of the Stock issued to me pursuant to the Merger with a restrictive legend which will read substantially as follows:

                 "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended (the "Act"), applies, and may be sold or otherwise transferred only in compliance with the limitations of such Rule 145, or upon receipt by Norwest Corporation of an opinion of counsel reasonably satisfactory to it that some other exemption from registration under the Act is available, or pursuant to a registration statement under the Act."

         Norwest's transfer agent shall be given an appropriate stop transfer order and shall not be required to register any attempted transfer of the shares of the Stock, unless the transfer has been effected in compliance with the terms of this letter agreement.

         It is understood and agreed that this letter agreement shall terminate and be of no further force and effect and the restrictive legend set forth above shall be removed by delivery of substitute certificates without such legend, and the related stop transfer restrictions shall be lifted forthwith, if (a) (i) any such shares of Stock shall have been registered under the Securities Act for sale, transfer or other disposition by me or on my behalf and are sold, transferred or otherwise disposed of, or (ii) any such shares of Stock are sold in accordance with the provisions of paragraphs (c), (e), (f) and (g) of Rule 144 promulgated under the Securities Act, or (iii) any such shares of Stock are sold at a time when I am not an affiliate of Norwest and have been the beneficial owner of the Stock for at least two years (or such other period as may be prescribed by the Securities Act, and the rules and regulations promulgated thereunder) and Norwest has met the requirements of paragraph (c) of Rule 144, or (iv) I am not and have not been for at least three months an affiliate of Norwest and have been the beneficial owner of the Stock for at least three years (or such other period as may be prescribed by the Securities Act, and the rules and regulations promulgated thereunder), or
(v) Norwest shall have received an opinion of counsel reasonably acceptable to Norwest or a "no action" letter obtained by the undersigned from the staff of the Commission to the effect that the restrictions imposed by Rule 145 under the Securities Act no longer apply to the undersigned, and (b) financial results covering at least 30 days of post-Merger combined operations have been published.

         I have carefully read this letter agreement and the Agreement and have discussed their requirements and other applicable limitations upon my ability to offer to sell, transfer or otherwise dispose of shares of the Stock, to the extent I felt necessary, with my counsel or counsel for Victoria.


                                         Sincerely,

                                         ---------------------------------

                                                                       EXHIBIT C




BancOne Corporation
Bank of Boston Corporation
BankAmerica Corporation
Barnett Banks, Inc.
Boatmen's Bancshares
Comerica, Inc.
CoreStates Financial Corporation
First Bank System, Inc.
First Interstate
First of America Bank Corporation
First Union Corporation
Fleet Financial
KeyCorp
Mellon Bank Corporation
National City Corporation
Nations Bank
PNC Financial Corporation
Suntrust Banks, Inc.
U.S. Bancorp
Wachovia Corporation
Wells Fargo

                                                                       EXHIBIT D
November  ___, 1995


Norwest Corporation
Norwest Center
Sixth and Marquette
Minneapolis, MN 55479-1026

Ladies and Gentlemen:

We understand that Norwest Corporation ("Norwest") and Victoria Bankshares, Inc. (the "Company") intend to enter into an Agreement and Plan of Merger (the "Agreement") providing for a business combination between the Company and a wholly-owned subsidiary of Norwest (the "Business Combination"), in which all of the outstanding shares of capital stock of the Company will be exchanged for shares of common stock of Norwest.

The undersigned is a shareholder of the Company and is entering into this letter agreement to induce Norwest to consummate the proposed transaction in accordance with the terms of the Agreement.

The undersigned confirms its agreement with you as follows:

         1. The undersigned represents and warrants that Schedule I attached hereto sets forth the shares of the Company's capital stock of which the undersigned is the record or beneficial owner and that the undersigned is on the date hereof the lawful owner of the number of shares set forth therein, free and clear of all voting agreements and commitments of any kind and free and clear of all liens and encumbrances except as set forth in Schedule I. Except as set forth in Schedule I, the undersigned does not own or hold any rights to acquire any additional shares of the Company's capital stock (by exercise of stock options, warrants or otherwise) or any interest therein or any voting rights with respect to any additional shares.

         2. The undersigned agrees that the undersigned will not contract to sell, or otherwise transfer or dispose of any shares of the Company's capital stock or any interest therein or securities convertible thereinto or any voting rights with respect thereto, other than (i) pursuant to the Business Combination, or (ii) with the prior written consent of Norwest.

         3. The undersigned agrees that all shares of the Company's capital stock beneficially owned by the undersigned at the record date for any meeting of stockholders of the Company called to consider and vote on the Business
Combination will be voted by the undersigned in favor of the Business
Combination.

This letter agreement shall terminate upon the termination of the Agreement to be entered into with respect to the Business Combination, or by either party upon notice to the other if the Business Combination has not been consummated by September 30, 1996.

Please confirm that the foregoing correctly states the understanding between us by signing and returning to us a counterpart hereof.


                                            Very truly yours,

                                            -----------------------------------


Confirmed:  November ___, 1995

NORWEST CORPORATION


By:
    ---------------------------------
Its:
     --------------------------------











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